UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MYR Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY — SUBJECT TO COMPLETION

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, please be advised that MYR Group Inc. intends to release definitive copies of the proxy statement to security holders on or about March 15, 2016.

MYR GROUP INC.

1701 GOLF ROAD, SUITE 3-1012
ROLLING MEADOWS, IL 60008

March [  ], 2016

Dear Fellow Stockholder,

I am pleased to invite you to attend the 2016 Annual Meeting of Stockholders of MYR Group Inc., which will be held at 9:00 a.m. local time on Thursday, April 28, 2016, at the DoubleTree Hotel, 75 West Algonquin Road, Arlington Heights, Illinois 60005 (the “Annual Meeting”). The meeting facilities will open to stockholders at 8:30 a.m. local time. At the Annual Meeting we will report on operations and act on the matters described in the Notice of Annual Meeting of Stockholders and the Proxy Statement that follow this letter. Stockholders of record at the close of business on March 1, 2016, are entitled to notice of, and to vote at, the Annual Meeting.

It is important that your shares are represented and voted at the Annual Meeting regardless of the size of your holdings. Even if you intend to attend the Annual Meeting, please complete, sign, date and return the accompanying WHITE proxy card in the enclosed postage-paid envelope as soon as possible in order to ensure the presence of a quorum. If you do not vote promptly, we may incur additional costs in soliciting proxies. Voting by returning your proxy card in advance of the Annual Meeting does not deprive you of your right to attend and vote in person at the Annual Meeting.

You should know that Engine Capital, L.P. (“Engine Capital”) has stated that it intends to nominate a slate of three nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by the board of directors of MYR Group Inc. (the “Board”). The Board does not endorse the election of any of Engine Capital’s nominees.

You may receive solicitation materials from Engine Capital or its affiliates, including a proxy statement and a [color] proxy card. We are not responsible for the accuracy of any information provided by or relating to Engine Capital or its nominees contained in solicitation materials filed or disseminated by or on behalf of Engine Capital or any other statements of Engine Capital.

The Board unanimously recommends that you vote FOR the election of each of our director nominees on the accompanying WHITE proxy card. The Board strongly urges you not to sign or return any [color] proxy card sent to you by or on behalf of Engine Capital. If you have already returned a proxy card for Engine Capital, you can revoke that proxy by using the enclosed WHITE proxy card to vote your shares. Only your latest-dated proxy will count. The Board and management look forward to your participation at the Annual Meeting and appreciate your continued support.

Sincerely yours,

William A. Koertner
Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

PRELIMINARY COPY — SUBJECT TO COMPLETION

MYR GROUP INC.

1701 GOLF ROAD, SUITE 3-1012
ROLLING MEADOWS, IL 60008

NOTICE OF THE 2016 ANNUAL MEETING OF STOCKHOLDERS
OF MYR GROUP INC.

TIME AND DATE:	9:00 a.m. local time on Thursday, April 28, 2016
PLACE:	DoubleTree Hotel 75 West Algonquin Road Arlington Heights, Illinois 60005
ITEMS OF BUSINESS:	(1) Election as directors of the three nominees identified in this proxy statement, each to serve a term of three years;
(2) Advisory resolution to approve the compensation of our named executive officers;
(3) Ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016; and
(4) Consideration of other business properly presented at the meeting.
BOARD RECOMMENDATION:	The Board of Directors recommends that you vote, by following the instructions on the enclosed WHITE proxy card, FOR the election of each of the nominees in Item 1 and FOR Items 2 and 3.
WHO CAN VOTE:	Stockholders of record at the close of business on March 1, 2016 are entitled to vote at the meeting, or any postponement or adjournment thereof.
DATE OF DISTRIBUTION:	This Notice of Meeting, the Proxy Statement, the accompanying WHITE proxy card and our 2015 Annual Report to Stockholders are being distributed to stockholders beginning on or about March [ ], 2016.

Important Notice Regarding the Availability of Proxy Materials for our 2016 Annual Meeting of
Stockholders to be held April 28, 2016

This Notice of Meeting, the Proxy Statement, and the 2015 Annual Report to Stockholders on Form 10-K are available on our website http://investor.myrgroup.com/annuals.cfm.

Gerald B. Engen, Jr.
Senior Vice President, Chief Legal Officer and Secretary

March [  ], 2016

Throughout this proxy statement, references to “MYR Group,” the “Company,” “we,” “us,” and “our” refer to MYR Group Inc. and its consolidated subsidiaries, except as otherwise indicated or as the context otherwise requires.

i

MYR GROUP INC.

March [  ], 2016

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

SUMMARY INFORMATION

This Summary Information section introduces the proposals to be voted on at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) as well as highlights of our corporate governance, executive compensation and business results in 2015. We encourage you to review the entire 2016 proxy statement (the “Proxy Statement”) prior to determining how you wish to vote your shares. We are holding the Annual Meeting on Thursday, April 28, 2016 at 9:00 a.m. local time at the DoubleTree Hotel, 75 West Algonquin Road, Arlington Heights, Illinois 60005.

Meeting Agenda and Voting Recommendation

Item	Proposal	Board Vote Recommendation	Page Reference (for details)
1.	Election as directors of the three nominees identified in this Proxy Statement and the enclosed WHITE proxy card, each to serve a term of three years	FOR EACH NOMINEE	8
2.	Advisory resolution to approve the compensation of our named executive officers	FOR	52
3.	Ratification of the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year ending December 31, 2016	FOR	56

2015 Executive Compensation Highlights

Our executive compensation program seeks to reward our executive officers for their contributions to our short-term and long-term performance. Most importantly, we seek to link individual pay to Company success, and we work to structure executive officer compensation consistent with this goal. We maintain the following policies and practices, among others, that aim to promote our commitment to pay for performance:

•	We provide our executive officers with total compensation opportunities at levels that we believe are competitive with our peer companies so that we can retain and motivate our skilled and qualified officers.
•	We grant equity awards under our Long-Term Incentive Plan (Amended and Restated as of May 1, 2014) (the “LTIP”), which include time-based retention awards and awards that are tied to Company performance goals or the performance of the Company’s stock. Equity awards under the LTIP may be issued in the form of stock options, stock appreciation rights, restricted stock, performance awards, phantom stock, stock bonuses and dividend equivalents.
•	We annually put our named executive officer compensation to an advisory vote of our stockholders and received a positive response of over 97% of the votes cast on this proposal at our 2015 Annual Meeting.
•	We include clawback provisions in our LTIP award agreements, which subject all new equity awards under the LTIP to the Company’s right to recover in the event that it is determined that a participant engaged in conduct that contributed to any material restatement of our earnings.
•	We cap annual cash incentive awards that can be earned at 200% of salary for our Chief Executive Officer (“CEO”) and lesser amounts for our other named executive officers. The number of performance shares that can be earned is capped at 200% of target for all named executive officers.

•	We have an insider trading policy that prohibits our directors and named executive officers from hedging the economic risk of their stock ownership, holding shares of the Company’s common stock in a margin account or pledging shares as collateral for a loan.
•	We have stock ownership guidelines, with a stock retention feature, for our directors and named executive officers.

CORPORATE GOVERNANCE

Code of Ethics and Corporate Governance Principles

We have a Code of Business Conduct and Ethics (the “Code of Ethics”) applicable to all of our directors, officers and employees. The Code of Ethics promotes honest and ethical conduct, full and accurate public communication and compliance with applicable laws, rules and regulations. We disclose any waiver or amendments to the Code of Ethics as required by the applicable rules of the U.S. Securities and Exchange Commission (“SEC”).

Additionally, the board of directors of MYR Group (the “Board”) has guidelines that provide a framework for MYR Group’s corporate governance (the “Corporate Governance Principles”). The Corporate Governance Principles assist the Board in the exercise of its responsibilities to help ensure compliance with governing law and our policies.

Stockholders and others can access our corporate governance materials, including the Certificate of Incorporation, Amended and Restated By-Laws (the “By-Laws”), Board committee charters, our Corporate Governance Principles, our Code of Ethics and other corporate governance related materials on our website at www.myrgroup.com. Copies of these materials are also available free of charge to any stockholder who sends a written request to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008.

The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

Director Independence

Our Corporate Governance Principles require that at least a majority of the Board qualify as independent directors under the listing standards of the NASDAQ Stock Market (“Nasdaq”) and any other requirements of the committees upon which he or she serves. Nasdaq listing standards have both objective tests and a subjective test for determining who is an independent director. The objective tests state, for example, that an employee director is not considered independent. The subjective test requires the Board to affirmatively determine that the director does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. Members of our Audit Committee and Compensation Committee, respectively, are subject to certain additional independence criteria as described below under “Audit Committee Matters” and “Compensation Committee Matters.”

After considering the Nasdaq listing standards and information provided by each director, the Board determined that the following directors are independent: Jack L. Alexander, Larry F. Altenbaumer, Henry W. Fayne, Kenneth M. Hartwick, Gary R. Johnson, Donald C.I. Lucky, Maurice E. Moore and William D. Patterson. William A. Koertner is not considered an independent director due to his employment with MYR Group.

Executive Sessions of the Board

In accordance with the Corporate Governance Principles, the independent directors meet at least twice per year in executive sessions, which are chaired by the Lead Director. Executive sessions are typically held following Board meetings, without management present.

Meeting Attendance

We expect directors to regularly attend Board meetings and meetings of the committees on which they serve. The Board held twenty-three meetings in 2015, seven of which were briefings by management on project bidding opportunities. For the year ended December 31, 2015, all of our directors attended at least 91% of the aggregate number of meetings of the Board and committees on which they served. All directors are expected to attend the Annual Meeting and all directors serving at the time of the 2015 Annual Meeting, including the director nominees, attended that meeting.

Communications with the Board and Reporting of Concerns

The Board values and encourages constructive dialogue with stockholders and other interested parties on topics such as compensation and other important governance topics. Stockholders and other interested parties can communicate with the directors, individually or as a group, by writing to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008 or by submitting an e-mail to our corporate website at http://investor.myrgroup.com/contactBoard.cfm.

The Secretary forwards communications relating to matters within the Board’s purview to the appropriate directors, communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints to the appropriate MYR Group officer. The Secretary generally does not forward complaints about service, new services suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements or inappropriate communications. Anyone who has a concern about the Company’s conduct, accounting, financial reporting, internal controls, or auditing matters may submit that concern anonymously or confidentially to the Company’s Anonymous Incident Reporting System —  MySafeWorkplace — at 800-461-9330 or www.mysafeworkplace.com.

Board Leadership Structure

Our Corporate Governance Principles provide that the Board has the discretion to choose its board leadership structure and Chairman in any way that it deems best for MYR Group and our stockholders. When determining the leadership structure that allows the Board to effectively carry out its responsibilities and represent our stockholders’ interests, the Board considers various factors including our specific business needs, our industry’s demands, our operating and financial performance, the economic and regulatory environment, Board self-evaluations, alternative leadership structures and our corporate governance policies and practices. William A. Koertner currently serves as both Chairman of the Board and our CEO. He has held both of those positions since 2007. The Board believes that combining the Chairman and CEO positions, together with an independent Lead Director, is appropriate at this time because it effectively utilizes Mr. Koertner’s extensive experience and knowledge of our industry and Company and provides for efficient leadership of our Board and Company. In making this determination, the Board has taken into consideration MYR Group’s size, structure and business as well as Mr. Koertner’s knowledge of the industry, successful tenure with MYR Group and his established relationships with our customers. The Board also believes that Mr. Koertner is in the best position to inform our independent directors about our operations, projects and issues important to the Company. Except for Mr. Koertner, the Board is comprised entirely of independent directors and all of the committee members are independent. The Board has the necessary power and authority to request and obtain information directly from management, to retain outside consultants and to consult directly with management and employees where it deems appropriate.

In accordance with the Corporate Governance Principles, the independent directors selected Gary R. Johnson to serve as the Board’s Lead Director. As Lead Director, Mr. Johnson has the authority to call meetings of the independent directors and his duties include, among others, presiding at executive sessions of the independent directors, which are typically held following Board meetings without management present, and serving as a liaison between the Chairman and the independent directors and, where appropriate, with the stockholders.

Our overall corporate governance policies and practices, combined with the strength of our independent directors, minimize potential conflicts that may result from combined roles of Chairman and CEO. The Nominating and Corporate Governance Committee and the other independent directors periodically review this structure to ensure it is still appropriate.

Risk Oversight

We do not view risk in isolation but consider risk as part of our regular consideration of business strategy and business decisions. Assessing and managing risk is the responsibility of management, which establishes and maintains risk management processes, including action plans and controls, to balance risk mitigation and opportunities to create stockholder value. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees.

The Board has the responsibility to oversee and review certain aspects of our risk management efforts, either directly or through its committees, based upon management’s identification, assessment and mitigation of risk. We approach risk management by integrating strategic planning and operational decision-making with risk oversight by management and the Board. The Board commits extensive time and effort discussing and establishing the Company’s strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the strategic plan review, the Board and management focus on the primary value drivers for the Company and risks facing the Company.

The Board’s standing committees are each chaired by an independent director and support the Board’s oversight functions by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee assists the Board in fulfilling its risk management oversight responsibilities in the areas of financial reporting, internal controls and compliance with public reporting requirements. The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from compensation policies and programs, including the review of incentive compensation to ensure our programs contribute to our success, increase shareholder value and discourage unnecessary and excessive risk taking. The Nominating and Corporate Governance Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks primarily related to corporate governance. Each of the committee chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

We believe that our leadership structure supports the risk oversight function of the Board. All directors are actively involved in the risk oversight function and with our CEO serving as Chairman of the Board, he is able to promote open communication between management and directors relating to risk.

Committee Membership

Our Board designates the members and chairs of committees based on the Nominating and Corporate Governance Committee’s recommendations. Because he is not an independent director, William A. Koertner does not serve on any of the committees. The Board has three standing committees — Audit, Compensation, and Nominating and Corporate Governance — each comprised entirely of independent directors. Membership of the committees in 2015 was as follows:

Name	Audit	Compensation	Nominating and Corporate Governance
Jack L. Alexander	X	X	—
Larry F. Altenbaumer	—	Chair	X
Henry W. Fayne	X	X	—
Kenneth M. Hartwick(1)	X	—	X
Betty R. Johnson(2)	X	—	X
Gary R. Johnson	—	X	Chair
Donald C.I. Lucky(1)	—	X	X
Maurice E. Moore	X	—	X
William D. Patterson	Chair	X	—
Number of Meetings in 2015	6	7	4

(1)	Mr. Hartwick’s and Mr. Lucky’s appointments to the Board were effective on July 29, 2015.
(2)	Effective October 19, 2015, Ms. Johnson resigned from the Board and was appointed Senior Vice President, Chief Financial Officer and Treasurer.

Each of the three standing committees has a written charter adopted by the Board. The charters define each committee’s roles and responsibilities. The charters are available on our website at www.myrgroup.com. MYR Group will provide copies of these charters free of charge to any stockholder who sends a written request to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE MATTERS

The Board has determined that all of the Nominating and Corporate Governance Committee members are independent under the Nasdaq listing standards. The primary responsibilities of the Nominating and Corporate Governance Committee include (i) identifying and recommending to the Board individuals qualified to serve as director, (ii) advising the Board with respect to the Board’s size, composition, procedures and committees, (iii) developing and recommending to the Board the corporate governance principles applicable to the Company, (iv) overseeing the self-evaluation of the Board and Board committees and (v) providing oversight with respect to corporate governance and ethical conduct.

Criteria for Nomination to the Board of Directors and Diversity

The Board is responsible for nominating directors for election to the Board. The Nominating and Corporate Governance Committee is responsible for identifying, screening, and recommending candidates to the Board for Board membership, in accordance with the committee’s charter, our Certificate of Incorporation, our By-Laws, our Corporate Governance Principles and additional criteria that may be considered by the Board regarding director candidate qualifications. The Nominating and Corporate Governance Committee also evaluates the qualifications of all candidates properly nominated by stockholders — in the same manner and using the same criteria.

Since the identification and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the Board from time to time, there is not a specific set of qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet legal requirements, the Nasdaq listing standards and the provisions of our Certificate of Incorporation, By-Laws, Corporate Governance Principles and charters of the Board’s committees. When considering nominees, the Nominating and Corporate Governance Committee may take into consideration many factors including, but not limited to, a candidate’s:

•	record of accomplishment in his or her chosen field;
•	depth and breadth of experience at an executive, policy-making level in business, financial services, academia, law, government, technology or other areas relevant to the Company’s activities;
•	personal and professional ethics, integrity and values;
•	commitment to enhancing stockholder value;
•	ability to exercise good judgment and provide practical insights and diverse perspectives;
•	knowledge of the Company’s industry, markets and customers;
•	absence of real and perceived conflicts of interest;
•	ability and willingness to devote sufficient time to become knowledgeable about the Company and to effectively carry out the duties and responsibilities of service;
•	ability to attend Board meetings in person;
•	ability to develop a good working relationship with other members of the Board; and
•	ability to contribute to the Board’s working relationship with senior management.

When considering nominees, the Nominating and Corporate Governance Committee may also consider whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the Board’s overall composition and needs. In addition, our Corporate Governance Principles specify that the Nominating and Corporate Governance Committee should consider the value of diversity on the Board in the director nominee identification and nomination process. Accordingly, while the Company does not have a specific policy regarding diversity, the Nominating and Corporate Governance Committee’s evaluation of director nominees includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the Board. Nominees are not discriminated against on the basis of race, color, religion, sex, ancestry, national origin, sexual orientation, disability or any other basis proscribed by law. The Nominating and Corporate Governance Committee will assess the effectiveness of this approach as part of its review of the Board’s composition as well as in the course of the Board’s and Nominating and Corporate Governance Committee’s self-evaluation process.

Under the heading “Proposal No. 1. Election of Directors,” we provide an overview of each nominee’s principal occupation, business experience and other directorships of publicly traded companies, together with the qualifications, experience, key attributes and skills the Nominating and Corporate Governance Committee and the Board believe will best serve the interests of the Board, the Company and our stockholders.

Board and Committee Self-Evaluations

The Board and each of the Audit, Compensation, and Nominating and Corporate Governance committees conduct an annual self-evaluation addressing matters the Board and committees consider relevant to their performance. These evaluations include both a qualitative and quantitative assessment by each director of the performance of the Board and the committee or committees on which the director sits. The Nominating and Corporate Governance Committee oversees the evaluation process.

PROPOSAL NO. 1. ELECTION OF DIRECTORS

The Board currently consists of nine directors. The directors are divided into three classes, designated as Class I, Class II and Class III. The term for each class expires at the conclusion of a three-year term. At the 2016 Annual Meeting, the Class III directors are standing for election.

The Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, the nomination of Larry F. Altenbaumer, William A. Koertner and William D. Patterson as directors (the “MYR Group Nominees”), each for a term ending at the 2019 Annual Meeting of Stockholders or until his successor has been chosen and qualified.

Each of the MYR Group Nominees was chosen by the Board to be a director because the Board and the Nominating and Corporate Governance Committee believe that his qualifications, experience, background and skills (summarized below under the subheading “Director Qualifications”), taken together, demonstrate his capacity to make a continuing meaningful contribution to the Board’s oversight of the business and affairs of the Company. Accordingly, the Board believes that the continued service of each of the MYR Group Nominees on the Board will serve the best interests of the Company and all of its stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE ON THE
WHITE PROXY CARD FOR THE ELECTION OF LARRY F. ALTENBAUMER, WILLIAM A.
KOERTNER AND WILLIAM D. PATTERSON.

If you return a WHITE proxy card without giving specific voting instructions, then your shares will be voted FOR the election of the MYR Group Nominees.

If any nominee should be unavailable to serve due to an unanticipated event, the Board may designate another person as a substitute nominee or, in accordance with our By-Laws, act to reduce the number of directors. If the Board substitutes another nominee, the shares represented by your WHITE proxy will be voted for the substitute nominee.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

Vote Required

On December 21, 2015, our By-laws were amended to provide for a majority standard in uncontested director elections. As amended, the By-laws provide that a director nominee in an uncontested election will be elected if the number of shares voted “for” the director’s election exceeds 50% of the number of votes cast on the issue of that director’s election (including votes FOR, AGAINST and WITHHOLD, but excluding any votes to ABSTAIN or broker non-votes). If a director in an uncontested election fails to receive the required number of votes for re-election in an uncontested election, the director is expected to tender his or her resignation effective upon the Board’s acceptance of such resignation. The Nominating and Corporate Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. A director whose resignation is under consideration is expected to abstain from participating in any decision regarding that resignation. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept or reject a director’s resignation.

However, in a contested election where the number of director nominees exceeds the number of directors to be elected, a plurality vote standard will apply, and the three directors nominees who receive the most FOR votes will be elected. Because Engine Capital L.P., a Delaware limited partnership (together with its affiliates “Engine Capital”), has stated that it intends to nominate three alternative director nominees, assuming such nominees are in fact proposed for election at the Annual Meeting, the number of director nominees will exceed the number of directors to be elected. Consequently, a plurality vote standard will apply to the election of directors at the Annual Meeting.

Director Qualifications

When considering whether our directors, including the nominees, should serve as a director and have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its responsibilities effectively in light of our businesses and structure, the Nominating and Corporate Governance Committee and the Board considered their wealth of knowledge of our industry and customers, integrity, their particular experiences, individual talents, business judgment and vision, leadership skills and what each individual would bring to the Board as a whole, including the information discussed in each of the director’s individual biographies set forth in the tables below. Additionally, the Board considered and valued that each of our directors has extensive experience as a business leader and has a strong understanding of business operations in general. In particular, the Board considered that each of the directors has a strong background in the utilities sector, and the Board believes that such relevant experience is important in evaluating and overseeing our business development and strategies.

The following is information as of March 1, 2016, regarding each director who is up for election at the Annual Meeting:

Larry F. Altenbaumer Age: 67 Director Since: 2006 Director Class: Class III	Mr. Altenbaumer has over 40 years of experience in the energy industry. He spent nearly 34 years at Illinois Power Company (“Illinois Power”), an electric and natural gas utility. He served as President of Illinois Power from 1999 until his retirement in 2004, and served in various financial leadership positions before that, including Treasurer, Controller and Chief Financial Officer. During his tenure with Illinois Power, Mr. Altenbaumer also served as executive Vice President for Regulated Delivery for Dynegy, Inc. (“Dynegy”), a wholesale power, capacity and ancillary service provider. Illinois Power became a subsidiary of Dynegy in 2000 in a transaction led by Mr. Altenbaumer for Illinois Power. Since 2004, Mr. Altenbaumer has served as an independent consultant, providing services to organizations both inside and outside of the energy industry. Since 2005, he has served as an independent director for the Southwest Power Pool, a FERC-approved regional transmission organization covering portions of fourteen states. Since 2014, he has served as a director for Summit Utilities, a privately-held holding company that owns and operates natural gas distribution companies in Colorado, Missouri and Maine. From 2005 to 2014, he served as an advisor to ArcLight Capital Partners, a private equity firm that has invested approximately $15.3 billion in the energy sector. He is also currently serving as the executive director of the Midwest Inland Port, a regional economic development initiative based in Decatur, Illinois and is a member of the Board of Decatur Memorial Hospital. Mr. Altenbaumer received a Bachelor’s Degree in electrical engineering and computer science from the University of Illinois.

Mr. Altenbaumer serves as the chair of the Compensation committee, serves on the Nominating and Corporate Governance Committee and has a 97% attendance record for all 2015 Board and committee meetings on which he serves.

Qualifications, Experience, Key Attributes and Skills:

Mr. Altenbaumer’s long record of achievement in various leadership positions at Illinois Power, including President, enables him to provide valuable insight into key aspects of successfully managing our day-to-day business and management operations. This experience and his current position as a director of the Southwest Power Pool and a member of its Human Resources Committee and Finance Committee support his role as Chairman of the Compensation Committee. His executive management roles, knowledge of our customers and competitors and range of consulting experience both inside and outside of the energy industry strengthen Mr. Altenbaumer’s ability to provide strategic leadership to help us better position ourselves for future growth and success. In addition, Mr. Altenbaumer’s board service for the Southwest Power Pool along with the nature of his activity in support of several ArcLight portfolio companies provide him with relevant expertise in areas related to corporate governance issues affecting U.S. publicly traded companies and arm him with a wide base of knowledge related to his membership on the Nominating and Corporate Governance Committee.

William A. Koertner Age: 66 Director Since: 2007 Director Class: Class III	Mr. Koertner joined MYR Group in 1998 as Senior Vice President, Treasurer and Chief Financial Officer, responsible for all financial functions including accounting, treasury, risk management and MIS operations. He was promoted to President and CEO in December 2003. Prior to joining MYR Group, Mr. Koertner served as Chief Financial Officer for Central Illinois Public Service Company from 1995 to 1998 and President and Chief Executive Officer of CIPSCO Investment Company (“CIPSCO”) from 1995 to 1998 as well. CIPSCO manages nonutility investments and provides investment management services for affiliates. Mr. Koertner holds a Bachelor of Science degree in finance from Northern Illinois University and a Masters of Business Administration degree from the University of Illinois.

Mr. Koertner serves as the Chairman of the Board and has a 100% attendance record for all 2015 Board meetings.

Qualifications, Experience, Key Attributes and Skills:

Through Mr. Koertner’s tenure as both President and CEO and Chief Financial Officer of MYR Group, he has gained an in-depth understanding of our day-to-day operations and has helped to develop and set our short and long-term growth strategies. He has been an instrumental force in building and maintaining key customer, vendor and investor relationships that have played an integral role in helping to further understand our business goals, the markets in which we operate and our competitive climate, all of which have contributed greatly to the success of the Company. Mr. Koertner also brings a wealth of financial expertise and utility background to his role and possesses an expert understanding of accounting and treasury practices, risk management and MIS operations, which allows him to provide sound guidance to the Board regarding our strategies and management.

William D. Patterson Age: 61 Director Since: 2007 Director Class: Class III	Since 2010, Mr. Patterson has been the President of EnSTAR Management Corporation, a company that he founded to provide advisory and consulting services to utilities. From 2009 to 2010, Mr. Patterson served as Senior Vice President of Corporate and Business Development for American Water Works Company, Inc., the largest investor-owned U.S. water and wastewater utility company. From 2005 to 2008, Mr. Patterson served as Senior Vice President and Chief Financial Officer of Pennichuck Corporation, an investor-owned water utility holding company. From 2003 to 2005, he served as an executive advisor to Concentric Energy Advisors, a private firm located in Marlborough, Massachusetts, providing financial advisory and consulting services for utilities. His experience also includes nearly 20 years of work within the investment banking industry, serving in senior positions at E.F. Hutton, Shearson Lehman and Smith Barney, where he was managing director and co-head of the corporate finance department’s regulated utilities practice. Mr. Patterson earned his Bachelor of Science degree in civil engineering from Princeton University, graduating summa cum laude. He earned his Masters of Business Administration degree in finance and accounting from the University of Chicago Booth School of Business.

Mr. Patterson serves as the chair of the Audit Committee, serves on the Compensation Committee and has a 100% attendance record for all 2015 Board and committee meetings on which he serves.

Qualifications, Experience, Key Attributes and Skills

Mr. Patterson is a financial executive and expert with 30 years of experience primarily serving the regulated utility and energy/utility infrastructure markets. As Chairman of the Audit Committee and a member of the Compensation Committee, Mr. Patterson brings a broad-based track record of success as a banker, investor and advisor and has held senior management and independent director positions for both public and private companies. His service as a senior executive for various companies in the utility industry provides him with an unparalleled understanding and awareness of our markets and a valuable perspective in the review and analysis of financial statements and results.

The following is information regarding Class I and Class II directors serving as of March 1, 2016:

Henry W. Fayne Age: 69 Director Since: 2007 Director Class: Class I Expiration of Term: 2017	Mr. Fayne has more than 30 years of experience with American Electric Power (“AEP”), an electric utility company servicing five million customers in 11 states. During his tenure from 1974 to 2004, he held senior positions in both finance and operations. Most recently, he served as Executive Vice President of Energy Services and was responsible for transmission, distribution and customer relations operations for the AEP system, which employed approximately 15,000 line workers. He also served as Chief Financial Officer and Executive Vice President — Financial Services and was responsible for financial planning and budgeting, risk management, internal audits, accounting and treasury functions. After retiring from AEP in 2004, Mr. Fayne began providing advisory and consulting services to various companies, including Century Aluminum Company. In addition to serving on our Board, Mr. Fayne currently serves as chairman of the board of directors for Southwest Generation, LLC, a privately held gas-fired generating company; director and chairman of the audit committee of the board of directors for Murray Energy Corporation, a privately held coal mining company; sits on the board of directors of Youth and Families, a non-profit organization serving at-risk children in Franklin County, Ohio; and serves as a director of Summit Utilities Inc., a privately held gas distribution company. Mr. Fayne holds a Bachelor of Arts degree in economics from Columbia College of Columbia University and a Masters of Business Administration degree from the Columbia Business School.

Mr. Fayne serves on the Audit and Compensation committees and has a 91% attendance record for all 2015 Board and committee meetings on which he serves.

Qualifications, Experience, Key Attributes and Skills:

With over 35 years of total industry experience, Mr. Fayne’s extensive background in financial planning, budgeting, risk management and operational experience with AEP combine to provide extremely relevant insight and guidance related to our primary operations. His substantial executive leadership expertise and consulting experience are directly relevant to our operations and activities as well as to his service on our Audit and Compensation Committees, and help aid the Board’s strategic and high-level planning as well as the Board’s understanding of our customers and competitors. Mr. Fayne’s participation on a variety of other boards provides him with a well-rounded perspective to further enhance the Board’s understanding of the industry.

Kenneth M. Hartwick Age: 53 Director Since: 2015 Director Class: Class I Expiration of Term: 2017	In February 2015, Mr. Hartwick was named Chief Financial Officer of Wellspring Financial Corporation, a Canadian sales financing company. Prior to joining Wellspring, Mr. Hartwick served for ten years as Director, President and Chief Executive Officer of Just Energy Group Inc., an integrated retailer of commodity products. At Just Energy Group, Inc., his role included putting in place a broad set of financing arrangements for growth in North America and the United Kingdom and the expansion of the sales organization across these locations. Prior to that, Mr. Hartwick held a variety of senior executive roles, gaining an extensive financial background in the energy, consumer products and capital markets areas, including the positions of Chief Executive Officer and Chief Financial Officer at Just Energy Group, Inc., Chief Financial Officer at Hydro One, Inc. and a partner at Ernst & Young, LLP. In each of these roles, Mr. Hartwick participated in the expansion and growth of the businesses and the establishment of financial platforms to support that growth. Mr. Hartwick also serves on the Board of Directors of Atlantic Power Corporation and Spark Energy, Inc., as well as the Board of Governors for Trent University, his alma mater. Mr. Hartwick earned his Honors of Business Administration Degree from Trent University, Peterborough, Ontario and is a certified public accountant.

Mr. Hartwick serves on the Audit and Nominating and Corporate Governance committees. Since his appointment in July of 2015, he has a 100% attendance record for all Board and committee meetings on which he serves.

Qualifications, Experience, Key Attributes and Skills:

Through Mr. Hartwick’s senior executive positions, including the roles of chief executive officer and chief financial officer, he brings leadership, risk management, and strategic planning experience to the Board. Mr. Hartwick’s in-depth knowledge of financing initiatives as a senior executive in North American markets provides the Board with proficiencies to support business development, growth strategies and expenditure plans. Mr. Hartwick’s experience as a director of other publicly-traded companies enables him to provide insights into a variety of strategic planning, risk management, compensation, finance and governance practices. Mr. Hartwick’s leadership in the energy industry and financial sector make him a valued advisor and highly qualified to serve as a key member of the Board, Audit Committee, and Nominating and Corporate Governance Committee.

Gary R. Johnson Age: 69 Director Since: 2007 Director Class: Class I Expiration of Term: 2017	Most recently, Mr. Johnson was Vice President and General Counsel of Xcel Energy and its wholly-owned subsidiary, Northern States Power Company. Xcel Energy, through its subsidiaries, is a leading electric and natural gas utility company offering a comprehensive portfolio of energy-related products and services to customers throughout the western and midwestern United States. Mr. Johnson occupied this position from 2000 until his retirement in 2007. From 1989 to 2000, Mr. Johnson was Vice President and General Counsel of Northern States Power Company, the predecessor to Xcel Energy. He holds a bachelor’s degree in history from the University of Minnesota and a Masters in Public Administration degree from the Ohio State University. Mr. Johnson is a graduate of the University of Minnesota Law School.

Mr. Johnson is the Board’s Lead Director. He serves on the Compensation and Nominating and Corporate Governance committees and has a 100% attendance record for all 2015 Board and committee meetings on which he serves.

Qualifications, Experience, Key Attributes and Skills:

Through his distinguished career as an executive officer and general counsel at Xcel Energy and Northern States Power Company, Mr. Johnson gained a broad understanding of the business, industry, legal issues and regulatory landscape of the electrical utility industry. Serving as Lead Director on the Board and the Chairman of the Nominating and Corporate Governance Committee, Mr. Johnson uses his vast knowledge to provide a valuable perspective that assists the Board in its understanding of current legal and regulatory issues facing us and the industry.

Jack L. Alexander Age: 68 Director Since: 2007 Director Class: Class II Expiration of Term: 2018	Mr. Alexander retired from MidAmerican Energy Company (“MidAmerican”) in 2005 and provided advisory and consulting services to MidAmerican until 2007. Prior to his retirement, Mr. Alexander spent 32 years serving in various roles with MidAmerican from 1973 to 2005. He was Senior Vice President of Supply and Marketing from 2002 to 2005 and was responsible for electric generation, energy trading, marketing and sales, risk management and legislation and regulation. Prior to this, Mr. Alexander held roles in engineering, corporate planning, human resources and energy delivery. He has over 13 years of experience leading MidAmerican’s human resources function, with responsibility for labor relations, contract negotiations, compensation and benefits, employment and employee development and training. Mr. Alexander holds a Bachelor of Science degree in business administration and economics from Morningside College.

Mr. Alexander serves on the Audit and Compensation committees and has a 100% attendance record for all 2015 Board and committee meetings on which he serves.

Qualifications, Experience, Key Attributes and Skills:

Mr. Alexander’s background as a senior executive at MidAmerican and varied industry experience in transmission and distribution, electric generation, energy trading, marketing and sales, risk management, legislation and regulation, engineering, corporate planning and human resources provide him with an extremely broad and fundamental understanding related to our operations and organizational structure, our utility customers and our transmission and distribution business sector. He also has extensive experience with mergers and acquisitions including asset valuations and due diligence on a number of utility acquisitions. His knowledge and experience is extremely relevant to Mr. Alexander’s role as a member on the Audit Committee. While at MidAmerican, Mr. Alexander was responsible for the construction of over $2.0 billion of new electric generation in the state of Iowa including one of the world’s largest land-based wind energy projects. He also has experience serving as MidAmerican’s chief company spokesperson on a number of IBEW labor contract negotiations. His human resources leadership and experience in labor relations, contract negotiations, compensation and benefits, employment and employee development and training provide a unique and thorough perspective that is of great value in Mr. Alexander’s role on our Compensation Committee.

Donald C.I. Lucky Age: 53 Director Since: 2015 Director Class: Class II Expiration of Term: 2018	Mr. Lucky is a construction attorney and managing partner at the century-old Alberta-based law firm of Reynolds Mirth Richards & Farmer LLP, where he has practiced since 1988. He has advised contractors and owners in major power projects, including oil and gas, solar, wind and carbon capture, EPC mega projects and more than 80 public-private finance infrastructure projects (hospitals, penitentiaries, water treatment and transportation) throughout Canada, the United States and Australia. Mr. Lucky has appeared as counsel at all levels of the Courts of Alberta and the Northwest Territories and in mediations and arbitrations as counsel and adjudicator. He also teaches Construction Law at the University of Alberta and has received numerous industry awards and recognitions in the area of construction law and otherwise, including being inducted in 2009 into the Canadian College of Construction Lawyers. Mr. Lucky obtained his Bachelor of Commerce and Bachelor of Law degrees from the University of Alberta, and his Masters of Law degree from the University of Cambridge.

Mr. Lucky serves on the Compensation and Nominating and Corporate Governance committees. Since his appointment in July of 2015, he has a 100% attendance record for all Board and committee meetings on which he serves.

Qualifications, Experience, Key Attributes and Skills:

Throughout his career as an attorney in the construction industry, Mr. Lucky has a detailed understanding of the legal issues and risks of our current and expanding markets. Mr. Lucky’s perspective as an academic and his involvement in various energy projects in multiple countries provides the Board with valuable new ideas and perspectives. Mr. Lucky’s experience in the construction industry with the wealth of knowledge he has gained advocating for contractors gives the Board significant insight for our strategic planning while presenting the Board an understanding and awareness of the opportunities and challenges that present the Company.

Maurice E. Moore Age: 65 Director Since: 2010 Director Class: Class II Expiration of Term: 2018	Since 2009, Mr. Moore has been Managing Director and sole proprietor of Primus Financial Group, LLC, a firm providing leasing and project finance advisory services to companies engaged in the renewable energy business. With more than 25 years of professional financial experience, Mr. Moore has an extensive background in originating, negotiating, syndicating and financing large capital projects in various business segments, including the electric utility and renewable energy industries. Prior to his position at Primus Financial Group, Mr. Moore served in senior leadership roles with Chase Equipment Leasing, Inc. from 2006 to 2009, a division of JP Morgan Chase offering a variety of financing and lease solutions to help businesses acquire the equipment needed for daily operations; and JP Morgan Capital Corporation, and its predecessor companies, from 1986 to 2005. Prior to serving on the Board, Mr. Moore served on the boards for West Suburban Medical Center and Community Chest of Oak Park & River Forest, Illinois, and was formerly Finance Advisory Committee Chairman for Oak Park & River Forest High School in Illinois. Mr. Moore earned a Bachelor of Science degree in civil engineering from Brown University and a Masters of Business Administration degree from Harvard Business School.

Mr. Moore serves on the Audit and Nominating and Corporate Governance committees and has a 96% attendance record for all 2015 Board and committee meetings on which he serves.

Qualifications, Experience, Key Attributes and Skills:

Mr. Moore has substantial leadership, financial services and capital expenditures experience, and has advised a variety of clients engaged in energy and renewable energy markets. His skills in originating, negotiating and financing large capital projects in both similar and varying environments serve as a guiding force concerning our capital investment and expenditure plans. In addition, his financial advisory involvement in the renewable energy space provides a diverse range of insight that contributes to the Board’s understanding of the markets in which we operate. Mr. Moore’s business acumen and participation on the Audit and Nominating and Corporate Governance Committees help to broaden our exposure and understanding of successful financial practices and growth strategies.

BACKGROUND OF SOLICITATION

On November 20, 2015, Arnaud Ajdler, Managing Partner of Engine Capital, spoke with William A. Koertner, the Company’s Chairman, President and CEO, and Richard S. Swartz, Jr., the Company’s Senior Vice President and Chief Operating Officer, by phone. Messrs. Koertner and Swartz believed this call to be a typical investor call with an institutional shareholder. As part of the discussion, Mr. Ajdler asked general questions about the Company’s business and industry outlook. The discussion then turned to the Company’s stock performance, and Mr. Ajdler inquired about why the Company was not returning capital to stockholders or considering selling itself. As Messrs. Koertner and Swartz discussed these issues with Mr. Ajdler, they developed the sense, based on Mr. Ajdler’s responses and reactions, that Mr. Ajdler was not interested in a dialogue on these issues, but rather advocating for these actions. Messrs. Koertner and Swartz also noted that Mr. Ajdler did not assign any risk to the disruptive effect that a price discovery process could potentially have on the Company, nor did he see any merit in waiting for any market recovery before initiating a price discovery process. During this conversation, Mr. Arnaud made no mention of communicating with the Board or of any intention to nominate directors.

On December 8, 2015, the Board received a letter from Engine Capital (the “December 8 Letter”) recommending that the Company take certain corporate actions including, among other things, undertaking an evaluation of a sale of the Company or a levered recapitalization of the Company, with the proceeds used to fund a one-time large special dividend to shareholders or a large tender offer, and a change in future capital allocation. The December 8 Letter also notified the Board that Engine Capital planned to nominate directors at the Annual Meeting prior to the nomination deadline. Engine Capital filed the December 8 Letter with the SEC on December 9, 2015.

After receipt of the December 8 Letter, the Company engaged an investment banking firm to assist the Company and the Board in the evaluation of strategic alternatives, which included the suggestions included in the December 8 Letter.

On December 15, 2015, Mr. Koertner received an e-mail from Mr. Ajdler (the “December 15 E-Mail”), in which Mr. Ajdler claimed to have communicated with many of the Company’s stockholders about the Company’s performance and the December 8 Letter. The e-mail also indicated that Engine Capital is “aware of strategic buyers as well as private equity firms that have an interest in [MYR Group] but don’t want to do the first move and are waiting for the company to start a process,” though the e-mail failed to identify specifically any parties who had purportedly expressed such interest. The e-mail also reiterated Engine Capital’s intent to nominate directors to the Board once the nomination window opened.

On January 5, 2016, the Company published investor presentation materials on its website and filed the investor presentation materials with the SEC.

On January 6, 2016, at the beginning of the nomination window specified in the Company’s By-Laws, the Company received a letter from Engine Capital notifying the Company of Engine Capital’s intention to nominate Mr. Ajdler, Grant C. McCullagh and John P. Schauerman for election to the Board at the Annual Meeting. The letter also indicated that, as of the date of the letter, Engine Capital beneficially owned in the aggregate 956,690 shares of the Company’s common stock. Exhibit A to the letter, which lists Engine Capital’s transactions in the Company’s securities during the last two years, indicates that Engine Capital acquired these shares between the months of November and December, 2015.

On January 7, 2016, Mr. Koertner received an e-mail from Mr. Ajdler, in which Mr. Ajdler, among other things, reiterated his views from the December 15 E-Mail, and notified Mr. Koertner of Engine Capital’s plan to issue a press release announcing Mr. Ajdler, Mr. McCullagh and Mr. Schauerman as Engine Capital’s slate of director nominees. Later that same day, Engine Capital issued the press release and filed it with the SEC.

On January 16, 2016, representatives of the Company sent the Company’s D&O Questionnaire, which is required to be completed by all members of the Board and nominees to the Board, to Engine Capital’s representatives, so that Engine Capital’s proposed director nominees could complete the questionnaire and be evaluated by the Board in the same manner that the Board evaluates its own nominees in accordance with the Board’s Corporate Governance Principles. In e-mail communications exchanged between representatives of Engine Capital and representatives of the Company between January 19, 2016 and January 29, 2016, representatives of Engine Capital responded that, because there is no express requirement in the Company’s By-Laws, Engine Capital’s nominees would not complete the D&O Questionnaire, despite the Board’s practices and express policies to evaluate all nominees in the same manner.

On January 20, 2016, Mr. Koertner and Kenneth M. Hartwick, an independent director of the Board and member of the Board’s Nominating and Corporate Governance Committee, met with Mr. Ajdler. The purpose of the meeting was to listen to Engine Capital’s views raised in its prior communications to the Company. As part of the discussion, Messrs. Koertner and Hartwick requested additional information to better understand the basis of Engine Capital’s claim that the Company “could easily carry leverage up to 3x EBITDA and still have plenty of bonding capacity,” but Mr. Ajdler refused to provide any information to support this claim. In addition, Messrs. Koertner and Hartwick discussed with Mr. Ajdler Engine Capital’s views on running a price discovery process for the Company. Mr. Ajdler expressed the view that there would be zero downside to running a price-discovery process. Messrs. Koertner and Hartwick also requested information about the companies or private equity firms that Engine Capital claimed had contacted it to express an interest in acquiring the Company. Again, Mr. Ajdler would not identify any company or private equity fund that had purportedly communicated any such interest.

On January 20, 2016, the Board held a special meeting via teleconference with management and Company advisors to discuss the meeting between Messrs. Koertner and Hartwick with Mr. Ajdler earlier the same day.

On January 25, 2016, Mr. Ajdler sent an e-mail to Mr. Hartwick, in which he continued to advocate for a sale of the Company.

On February 4, 2016, the Board convened a regularly scheduled meeting. At the meeting, the Board discussed the Company’s forecast update and capital budget and reviewed the Company’s capital structure and certain strategic alternatives with management and Company legal and financial advisors. Following these discussions, the Board determined that it would be in the best interests of the Company and its shareholders to authorize a $75 million increase to the Company’s existing $67.5 million share repurchase program, as well as to approve new financing strategies to support the Company’s future equipment needs. In addition, the Board reviewed Engine Capital’s statements and requests and explored options in order to reach an agreement with Engine Capital without the distraction and expense of a proxy contest. The Board authorized Company management to contact representatives of Engine Capital in order to propose a solution that provided Engine Capital the right to designate a nominee for election to the Board.

On February 5, 2016, representatives of the Company contacted representatives of Engine Capital by telephone to discuss entering into a mutual confidentiality agreement so that the Company and Engine Capital could discuss a settlement and avoid a costly proxy contest. Shortly thereafter, representatives of the Company sent a confidentiality agreement to representatives of Engine Capital. Other than a query on February 5, 2016, to clarify a term in the confidentiality agreement, Engine Capital and its representatives did not respond to the proposed confidentiality agreement until February 8, 2016, when Engine Capital’s representatives proposed certain minor revisions to the confidentiality agreement, which the Company agreed to accept.

On February 8, 2016, Engine Capital and the Company entered into a confidentiality agreement so that they could begin discussing settlement terms. Shortly thereafter, Company representatives had a call with representatives of Engine Capital to discuss the Company’s offer to enter into an agreement that would include the addition of one of Engine Capital’s director nominees or one mutually agreed independent nominee should customary screening by the Board’s Nominating and Corporate Governance Committee determine that the Engine Capital nominees did not satisfy the criteria for service on the Board. Engine Capital rejected the Company’s offer and demanded that the Company appoint two of Engine Capital’s nominees to the Board and that the Company publicly announce a price discovery process for the potential sale of the Company.

On February 9, 2016, the Company issued a press release announcing the $75 million increase to its existing share repurchase program and the Company’s new financing strategies. In addition, the Company disclosed Engine Capital’s rejection of the Company’s offer.

On February 16, 2016, Engine Capital issued a press release expressing its views regarding the Company’s announced expansion of its share repurchase program and its new financing strategies. In addition, Engine Capital continued to advocate for a sale of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and persons who own more than 10% of our common stock to report their ownership of our common stock and changes in that ownership.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended December 31, 2015, all filings required of our executive officers and directors were timely made in accordance with the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval and Ratification of Transactions with Related Persons

We have a written policy and procedures for the review, approval and ratification of transactions with related persons, which have been adopted by the Board. Under our policy, the definition of related persons includes, among others, any person who is or was, during the last fiscal year, an executive officer, director or nominee for director of the Company, any shareholder owning more than 5% of any class of our voting securities, or an immediate family member of any such person.

It is the policy of the Company to prohibit related person transactions unless the Company’s Audit Committee has determined in advance of the Company or a subsidiary entering into the transaction that it will be conducted on terms that are fair to the Company or the subsidiary and the transaction is in the best interests of the Company or the subsidiary.

Pursuant to our policy, there were no reported transactions in 2015 that qualified as a related person transaction. As a result, no reported transaction was referred to the Audit Committee or any other committee of the Board for review and no related person transaction was required to be disclosed in the Company’s filings.

COMPENSATION COMMITTEE MATTERS

The Board established the standing Compensation Committee in accordance with our By-Laws. The Board has determined that each member of the Compensation Committee qualifies as an “independent” director as defined under the Nasdaq rules, as a “non-employee director” as defined in Rule 16b-3(b)(3) under the Exchange Act and as an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the “IRS Code”).

The Compensation Committee firmly believes that the compensation of our executive officers should emphasize paying for performance that contributes to our success while encouraging behavior that is in our stockholders’ long-term best interests. The Compensation Committee is responsible for assisting the Board in overseeing the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans. To represent and assist the Board in its oversight of the Company’s compensation practices and under its charter, the Compensation Committee performs, among others, the following tasks:

•	reviews and recommends changes to the Company’s executive compensation philosophy, general compensation programs and executive benefit plans, including incentive-compensation programs and equity-based plans;
•	reviews and recommends any changes to the goals and objectives of the Company’s executive compensation plans;
•	evaluates annually the performance of named executive officers in light of the goals and objectives of the Company’s executive compensation plans, and determines and approves, or recommends to the Board for its approval, the compensation levels of named executive officers based on this evaluation;
•	evaluates the appropriate level of compensation for Board and committee service by non-employee members of the Board and determines and approves, or recommends to the Board for its approval, the level of compensation for such service;
•	establishes and reviews stock ownership guidelines for directors and officers; and
•	reviews and recommends to the Board the frequency with which the Company will conduct Say-on-Pay Votes and reviews and approves proposals regarding the Say-on-Pay Vote and the frequency of the Say-on-Pay Vote to be included in the Company’s proxy statement.

The Compensation Discussion and Analysis, included in this Proxy Statement, goes into further detail about the Compensation Committee’s processes for determining the appropriate levels of compensation for executive officers and directors.

Compensation Consultants

In order to fulfill its duties, the Compensation Committee has the authority to retain, at the Company’s expense, its own advisors and compensation consultants and to approve their compensation. These external compensation consultants provide the Compensation Committee with guidance on compensation trends, program designs and market research and advice and recommendations on both executive and director compensation. They also help evaluate the competitive position of named executive officers’ and directors’ compensation, and provide advice on incentive award programs. Their findings are discussed in more detail in the Compensation Discussion and Analysis.

Compensation consultants are engaged by and report directly to the Compensation Committee on executive compensation matters and meet separately with the Compensation Committee outside the presence of management. Interaction between the compensation consultants and management is generally limited to providing necessary information and data.

The Compensation Committee has retained Mercer to serve as its compensation consultant. The Compensation Committee has reviewed the independence of Mercer’s advisory role relative to the six consultant independence factors adopted by the SEC to guide listed companies in determining the independence of their compensation consultants, legal counsel and other advisers. Following its review, the

Compensation Committee concluded that Mercer has no conflicts of interest, and provides the Compensation Committee with objective and independent executive compensation advisory services.

Compensation Risk Assessment

In reviewing and approving compensation programs, the Compensation Committee considers whether the programs are likely to promote risk-taking behavior that could adversely affect the Company. The Compensation Committee has designed the Company’s compensation programs, including the Company’s incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated into our programs available for our executive officers:

•	A Balanced Mix of Compensation Components — The target compensation mix for the Company’s executive officers is composed of salary, annual cash incentives and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.
•	Multiple Performance Factors — The Company’s incentive compensation plans use multiple Company-wide metrics, which encourage retention of executives and focus on the achievement of objectives for the overall benefit of the Company. The incentive compensation granted under the plans in 2015 included:
•	Annual cash incentive compensation that was dependent on multiple performance metrics including pretax income and safety performance.
•	Forty percent of the long-term incentive compensation in the form of time-based restricted stock with three-year ratable vesting.
•	Sixty percent of the long-term incentive compensation in the form of performance shares allocated evenly between two performance measures, return on invested capital (“ROIC”) and relative total shareholder return (“TSR”), as compared to a group of peer companies, over a three-year performance period.
•	Capped Incentive Awards — Annual cash incentive awards are capped at 200% of salary for our CEO and lesser amounts for our other named executive officers. The number of performance shares that can be earned is capped at 200% of target for all named executive officers.
•	Clawback Provisions — LTIP award agreements contain a clawback provision, which makes all LTIP awards subject to the Company’s right to recover the award in the event that it is determined that a participant engaged in conduct that contributed to any material restatement of our earnings.
•	Stock Ownership Guidelines — Stock ownership guidelines call for significant share ownership for our named executive officers.
•	Stock Retention Policy — Executive officers are expected to retain the net shares received through an exercise of stock options and the vesting of restricted stock and performance shares if they have not reached the applicable stock ownership guidelines.
•	Anti-hedging and Pledging Policy — Executive officers are expected to comply with our insider trading policy that prohibits our named executive officers from hedging the economic risk of their stock ownership and holding shares of the Company’s common stock in a margin account or pledging shares as collateral for a loan.

The Compensation Committee annually performs an assessment of compensation-related risks for all of our policies and programs. These assessments include a review of multiple factors including, but not limited to, the design of compensation policies and programs, controls and approval processes and the negative discretion provided in the oversight of these programs. Periodically, the Compensation Committee retains outside consultants to assist in these assessments. In 2015, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In the event that the Company’s risk profile was to change, the Compensation Committee would consider appropriate adjustments in policies and practices.

Compensation Committee Report for the Year Ended December 31, 2015

The Compensation Committee oversees our compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC (“2015 Form 10-K”).

Compensation Committee:	Larry F. Altenbaumer, Chair
Jack L. Alexander
Henry W. Fayne
Donald C.I. Lucky
Gary R. Johnson
William D. Patterson

DIRECTOR COMPENSATION

We use a combination of cash and equity-based compensation to attract and retain non-employee directors and to compensate such directors for their service on the Board in amounts that are commensurate with their Board and committee responsibilities. The Compensation Committee reviews director compensation periodically and recommends changes to the Board when it deems them appropriate. The Compensation Committee and the Board consider analyses prepared by Mercer of reported non-employee director compensation practices at our peer companies and generally seek to target our non-employee directors’ total compensation (defined as total cash compensation and total equity compensation) at or near the median total compensation of the non-employee directors of our peers.

In October of 2013, at the request of our Compensation Committee, Mercer performed and presented to the Compensation Committee a study of reported non-employee director compensation practices (the “2013 Mercer Non-Employee Director Compensation Study”). In 2014, the Compensation Committee considered this study and recommended to the Board, and the Board approved, an increase in cash compensation for our non-employee directors. The 2013 Mercer Non-Employee Director Compensation Study also recommended an increase in equity awards (from $60,000 to $75,000), and in 2015, the Compensation Committee recommended to the Board, and the Board approved, an increase in equity awards as well as an increase in the number of meetings that are included in the annual cash retainer. Compensation for our non-employee directors for service on the Board and Board committees for 2015 was as follows:

•	annual cash retainer of $57,000 for each U.S. non-employee member of the Board, with such amount to include seven in-person Board meetings and ten telephonic Board meetings;
•	a cash retainer of $42,750 for each Canadian non-employee member of the Board, which reflects the pro-rated portion of the annual cash retainer of $57,000 for their length of service from the date of their appointment, with such amount to include the pro-rated portion of in-person and telephonic Board meetings;
•	for attendance above the number of meetings included in the cash retainer, cash compensation of $2,000 for each meeting of the Board attended in person and $1,000 for each meeting attended telephonically;
•	cash compensation of $1,000 for attendance at each meeting of any committee (including any subcommittee), whether in person or by telephone;
•	additional $10,000 annually for each chairperson of the Audit and Compensation Committees, and an additional $5,000 annually for the chairperson of the Nominating and Corporate Governance Committee;
•	for U.S. directors, equity compensation in the form of time-based restricted stock grants with a value of approximately $75,000. Each grant vests ratably over a three-year period. Vesting of these time-based restricted stock grants may be accelerated upon a change in control, as defined in the LTIP, and will be accelerated should a non-employee director resign from the Board during the vesting period, provided that such resignation is not due to the director’s breach of his or her fiduciary duty;
•	for Canadian directors, equity compensation in the form of time-based phantom stock unit grants with tandem dividend equivalents with a value of approximately $56,250, which reflects the pro-rated portion of an annual grant amount of $75,000 for their length of service from the date of their appointment. Each grant is to vest ratably over a three-year period. Vesting of these time-based phantom stock unit grants may be accelerated upon a change in control, as defined in the LTIP, and will be accelerated should a non-employee director resign from the Board during the vesting period, provided that such resignation is not due to the director’s breach of his or her fiduciary duty; and
•	reimbursement for reasonable costs and expenses incurred in connection with attendance at Board and committee meetings.

Director Stock Ownership

In 2011, the Board established stock ownership guidelines for our non-employee directors to reinforce the importance of aligning the interests of the members of the Board with the interests of our stockholders. The guidelines require non-employee directors to meet an equity ownership level with a value equal to or greater than four times the annual retainer within five years from the later of the enactment of the guidelines (March 31, 2011) and the date the non-employee director was appointed to the Board. The non-employee director has three years to meet the incremental increase in the new stock ownership level caused by an increase in the annual retainer. We have adopted retention requirements with respect to these stock ownership guidelines whereby non-employee directors are expected to retain net shares received through an exercise of stock options or the vesting of restricted stock or phantom stock units if they have not satisfied the required equity ownership level.

The following table sets forth each non-employee director’s ownership as of February 24, 2016 for stock ownership guidelines purposes:

Name	Share Ownership(1)	Market Value ($)(2)	Ownership Guideline	Current Ownership Multiple
Jack L. Alexander	14,024	452,140	4.0x	7.9x
Larry F. Altenbaumer	16,161	521,037	4.0x	9.1x
Henry W. Fayne	13,741	443,016	4.0x	7.8x
Kenneth M. Hartwick(3)	—	—	4.0x	0.0x
Gary R. Johnson	17,334	558,854	4.0x	9.8x
Donald C.I. Lucky(3)	—	—	4.0x	0.0x
Maurice E. Moore	11,848	381,980	4.0x	6.7x
William D. Patterson	13,455	433,795	4.0x	7.6x

(1)	The amounts in this column were calculated in accordance with the stock ownership guidelines and include vested but unexercised stock options and exclude unvested restricted stock and phantom stock units.
(2)	The amounts in this column were calculated in accordance with the stock ownership guidelines based on the highest reported share price for the year ended December 31, 2015 of $32.24.
(3)	Mr. Hartwick’s and Mr. Lucky’s appointments to the Board were effective on July 29, 2015. Mr. Hartwick and Mr. Lucky were each granted 1,902 shares of phantom stock units on July 30, 2015, which vest ratably over the next three years.

Insider Trading Policy

Our insider trading policy, among other things, prohibits our directors from hedging the economic risk of their stock ownership, holding shares of the Company’s common stock in a margin account or pledging shares as collateral for a loan. The policy also prohibits trading in our securities outside of specified window periods and without pre-clearance. The policy also prohibits short-selling of the Company’s securities.

2015 Director Compensation Table

The following table sets forth the compensation earned by each of our non-employee directors for the fiscal year ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)(3)
Jack L. Alexander	84,000	74,971	158,971
Larry F. Altenbaumer	93,000	74,971	167,971
Henry W. Fayne	81,000	74,971	155,971
Kenneth M. Hartwick(4)	44,750	56,242	100,992
Gary R. Johnson	88,000	74,971	162,971
Betty R. Johnson(5)	81,000	74,971	155,971
Donald C.I. Lucky(4)	44,750	56,242	100,992
Maurice E. Moore	83,000	74,971	157,971
William D. Patterson	94,000	74,971	168,971

(1)	Our non-employee directors have the option of receiving between 10% and 60% of their annual retainer in the form of our common stock. The amounts in this column include the cash equivalent of the stock received by a director making this election. In 2015, Mr. Johnson received 972 shares as a portion of his annual retainer.
(2)	Messrs. Alexander, Altenbaumer, Fayne, Johnson, Moore and Patterson and Ms. Johnson were each awarded 2,557 shares of restricted stock on April 30, 2015. Mr. Hartwick and Mr. Lucky were each awarded 1,902 phantom stock units on July 30, 2015. The amounts in this column represent the aggregate grant date fair value of those awards in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The awards vest ratably over three years. These amounts reflect our accounting expense for these awards and may not correspond to the actual value that may be recognized by the non-employee directors. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited consolidated financial statements for the fiscal year ended December 31, 2015 included in our 2015 Form 10-K.
(3)	We ceased granting stock options to non-employee directors after 2007. Messrs. Alexander, Altenbaumer, Fayne, Johnson and Patterson and Ms. Johnson each held 8,000 stock options as of December 31, 2015. Messrs. Alexander, Altenbaumer, Fayne, Johnson, Moore and Patterson each held 5,068 shares of restricted stock and Mr. Hartwick and Mr. Lucky each held 1,902 shares of phantom stock units as of December 31, 2015.
(4)	Mr. Hartwick’s and Mr. Lucky’s appointments to the Board were effective on July 29, 2015 and they received fees and phantom stock units which were pro-rated for their length of service.
(5)	Effective October 19, 2015, Ms. Johnson resigned from the Board and was appointed Senior Vice President, Chief Financial Officer and Treasurer.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the material components of our executive officer compensation program for the following current and former officers who are named in the Executive Compensation Tables below and who are referred to as our “named executive officers.” Our named executive officers for 2015 were as follows:

•	William A. Koertner, Chairman, President and Chief Executive Officer;
•	Betty R. Johnson, Senior Vice President, Chief Financial Officer, and Treasurer(1);
•	Tod M. Cooper, Senior Vice President;
•	Gerald B. Engen, Jr., Senior Vice President, Chief Legal Officer and Secretary;
•	Paul J. Evans, former Vice President, Chief Financial Officer, and Treasurer(2); and
•	Richard S. Swartz, Jr., Senior Vice President and Chief Operating Officer.

(1)	Ms. Johnson was appointed Senior Vice President, Chief Financial Officer and Treasurer effective October 19, 2015.
(2)	Mr. Evans served as our Vice President, Chief Financial Officer and Treasurer until October 19, 2015.

Executive Summary

2015 Company Performance

MYR Group is a leading specialty contractor serving the electrical infrastructure market throughout the United States and Canada with the experience and expertise to complete electrical installations of any type and size. Our comprehensive services on electric transmission and distribution (“T&D”) networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. Our transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. We also provide commercial and industrial (“C&I”) electrical contracting services such as the design, installation, maintenance and repair of commercial and industrial wiring, installation of traffic networks and the installation of bridge, roadway and tunnel lighting for general contractors, commercial and industrial facility owners, local governments and developers throughout the western and northeastern United States.

Our Company had the following significant achievements in fiscal year 2015:

•	We had record revenues of approximately $1.062 billion, an increase of 12.5% from 2014.
•	Our backlog at December 31, 2015 was $450.9 million, an increase of 4.0% over our backlog on December 31, 2014.
•	We acquired E.S. Boulos Company, one of New England’s largest and most experienced electrical contractors, which expanded our T&D presence and established a C&I presence in the northeast United States.
•	We repurchased a total of 1,183,862 shares under our share repurchase program, returning approximately $27.0 million to stockholders.
•	Engineering News-Record recognized us as one of the nation’s top five specialty electrical contractors for the 21st consecutive year.

Pay For Performance

We have designed our compensation programs to reward our key executive officers for their contributions to our short-term and long-term performance and to be competitive with programs offered by companies with which we compete for executive officer talent. We believe that the pay of our named executive officers should be directly linked to performance; thus our compensation programs are designed to reward strong financial performance and safe operations. In fiscal 2015, we did not meet our target performance goals for financial performance, resulting in below-target cash incentive and performance share payouts to our executive officers.

2015 Target Performance-Based Compensation

We endeavor to maintain strong compensation practices, which requires effective governance standards with respect to the oversight of our executive compensation policies and practices. Although we do not use a specific formula to determine the mix of performance-based and fixed compensation paid to our named executive officers, our emphasis on pay-for-performance resulted in performance-based compensation (which we define as performance share awards and cash awards tied to performance) representing a significant part of our named executive officers’ target compensation in 2015. In 2015, performance-based compensation represented approximately 58% of the target Total Direct Compensation for our CEO and an average of approximately 50% for our other named executive officers, as shown in the charts below:

As shown below for 2015, the target Total Direct Compensation for our CEO and named executive officers compared favorably with the Peer Group (as discussed below under “Use of Compensation Consultants and Peer Groups”):

	2015 Target Total Direct Compensation ($ in 000s)(1)	Median Peer Group Total Direct Compensation Based on Mercer’s 2014 Report ($ in 000s)
Chief Executive Officer	$2,456	$2,354
Other named executive officers (average)	$969	$973

(1)	2015 target total direct compensation includes base salary, target bonus under our Senior Management Incentive Plan (the “SMIP”) and target equity awards under our LTIP, which are valued in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the fair value of equity awards and vesting details are included in footnote 12 to our audited consolidated financial statements for the fiscal year ended December 31, 2015 included in our 2015 Form 10-K.

Key Features of Our Compensation Practices and Philosophy

We adhere to executive compensation best practices

☑	Competitive Pay. We provide our executive officers with total compensation opportunities at levels that are competitive with our peer companies, and we reward outstanding performance and the achievement of strategic goals;
☑	Capped Incentive Awards. Annual cash incentive awards are capped at 200% of target for our CEO and lesser amounts for our other named executive officers and the number of performance shares that can be earned is capped at 200% of target for all named executive officers;
☑	Independent Compensation Consultant. Our Compensation Committee has engaged its own independent compensation consultant, which performs an annual comprehensive market analysis of our executive compensation programs and pay levels;
☑	Peer Companies. We conduct a rigorous peer group assessment and maintain a peer group that provides a valuable comparison for compensation decisions;
☑	Clawback Policy. We include clawback provisions in our LTIP award agreements, which subject all equity awards under the LTIP to the Company’s right to recover awards in the event that it is determined that a participant has engaged in conduct that contributed to any material restatement of our earnings; and
☑	Risk Assessment. The Compensation Committee performed a risk assessment and determined that no element of our compensation programs was reasonably likely to have a material adverse effect on our Company.

What we do to align executive compensation with the interests of our shareholders	What we don’t do

☑

Pay for Performance.  We granted equity awards under our LTIP that provide a mix of retention-based awards and awards that will reward our executives for the achievement of long-term performance goals that are intended to maximize stockholder value;

⊗

No Hedging and Pledging.  We have an insider trading policy that prohibits our named executive officers from hedging the economic risk of their stock ownership and holding shares of the Company’s common stock in a margin account or pledging shares as collateral for a loan;

☑

Say on Pay.  We annually put our named executive officer compensation to an advisory vote of our stockholders and received a positive response of over 97% of the votes cast on this proposal at our 2015 Annual Meeting;

⊗ No Gross-ups Going Forward. Since 2011, we have maintained a policy that does not include gross-up payments for excise taxes in new employment agreements; and
☑ Stock Ownership Guidelines. We have stock ownership guidelines, with a stock retention feature, for our named executive officers; and

⊗

No Single Trigger.  Our employment agreements with our named executive officers provide for additional severance payments and benefits only on a so-called “double trigger” basis, for termination without cause or for good reason following a change of control.

☑ Stockholder Input. We encourage open dialogue with stockholders to solicit input and feedback on our compensation practices and policies.

Objectives of our Compensation Programs

We seek to maintain the competitiveness of our executive compensation program with those of our peers and competitors. Adjustments to both overall compensation and the individual components of compensation are based on various factors, including results of compensation benchmarking studies, general economic conditions, the effects of inflation or other economic forces, changes in our business operations and the related financial results, results from our stockholder vote on Say-on-Pay and changes in the compensation practices of our competitors. We also take into account each executive officer’s individual performance when making compensation adjustments.

The primary objectives of our executive compensation program are to:

•	attract and retain the most talented and dedicated executives possible;
•	reward accountability and performance by linking compensation to the achievement of financial and safety performance goals;
•	motivate executive leadership and promote behavior that aligns our executive officers’ interests with those of our stockholders;
•	encourage our executives to develop business and build a backlog of profitable business to ensure our long-term success;
•	encourage our executives to develop business models and systems that seek out strategic opportunities, which benefit us and our stockholders;
•	encourage our executives to develop and maintain an understanding of our industry’s competitive environment and position ourselves as a leader within our industry; and
•	encourage our executives to implement a culture of legal and regulatory compliance and a commitment to operating our business with the highest standards of professional conduct, ethics and compliance.

Management’s Role

The Compensation Committee oversees the executive compensation program for our named executive officers, as discussed under “Compensation Committee Matters.” Our management also plays an important role in setting the compensation of our named executive officers by initially recommending various aspects of incentive compensation, including financial performance goals, safety performance goals and strategic goals relating to each named executive officer. Management also makes recommendations regarding the salary, cash bonus and equity awards for our named executive officers (other than with respect to our CEO). While our management makes recommendations as to the goals and awards for named executive officers’ incentive compensation (other than with respect to our CEO), the Compensation Committee has final authority and complete discretion to ultimately set the compensation of our named executive officers.

At the request of the Compensation Committee, our CEO presents to the Compensation Committee his evaluation of the performance of our other named executive officers and his recommendations regarding their compensation. The Compensation Committee considers these evaluations and recommendations in determining our named executive officers’ salaries and the amounts that may be paid under our incentive plans.

To assist the Compensation Committee, management also prepares information “tally sheets.” The purpose of the tally sheets is to provide the Compensation Committee the information on key elements of actual realized compensation and potential realizable compensation for our named executive officers so that the Compensation Committee may fully evaluate our total compensation packages. Further, the Compensation Committee discusses compensation decisions with Mercer, its independent compensation consultant, and deliberates on such decisions without management present.

Use of Compensation Consultants and Peer Groups

The Compensation Committee believes that it is appropriate to utilize compensation benchmarking studies of our peer and competitor companies to establish initial compensation targets because the competitiveness of our compensation practices greatly influences our ability to attract, motivate and retain top executive officer talent, which is an important determinant of our business success. However, the Compensation Committee believes compensation benchmarking studies should be considered only as a point of reference for measurement and not as the determinative factor for our named executive officers’ compensation. The results of the studies do not supplant the significance of the individual performance of our named executive officers that the Compensation Committee considers when making compensation decisions.

Because the information provided by compensation benchmark studies is just one of the pieces of information that is used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of their use. Further, the Compensation Committee has discretion to determine the frequency of performing benchmarking and other studies.

We annually compare our compensation program with those companies in a peer group that the Compensation Committee evaluates together with Mercer (the “Peer Group”). The companies selected for inclusion in the Peer Group, which are listed below, were selected on the basis of a number of factors, including similar industry characteristics, organization size, financial characteristics such as revenues and market capitalization, as well as companies we compete against for talent. At the time of selection, all of the companies were publicly traded U.S. companies in the construction, engineering and commercial services industries with annual revenue between approximately one-third and three times our annual revenue.

During our 2014 review of the makeup of our Peer Group, we removed Michael Baker Corporation, as it was no longer publicly traded and executive compensation data was no longer available and replaced it with Furmanite Corporation given its industry characteristics and revenue. The companies included in the Peer Group for the evaluation of 2015 executive compensation levels were:

Peer Group
Aegion Corporation
Ameresco, Inc.
Astec Industries, Inc.
Cal Dive International, Inc.
Comfort Systems USA, Inc.
Dycom Industries, Inc.
Furmanite Corporation
Granite Construction Incorporated
Great Lakes Dredge & Dock Co.
Integrated Electrical Services, Inc.
Layne Christensen Company
Matrix Service Company
Newpark Resources, Inc.
Orion Marine Group, Inc.
Pike Corporation
Primoris Services Corporation
Sterling Construction Company Inc.
Team, Inc.
Tetra Tech, Inc.
TRC Companies, Inc.
Willbros Group Inc.

In October 2014, Mercer performed and presented to the Compensation Committee an executive compensation study (the “Mercer Executive Compensation Review”). The Mercer Executive Compensation Review included comparisons of our executive compensation programs to the Peer Group, which assisted the Compensation Committee with designing our executive compensation program for 2015 to be competitive with the group and our markets. According to the Mercer Executive Compensation Review, MYR Group was positioned at the 54th and 47th percentile in revenue and market capitalization, respectively, of the Peer Group. The Compensation Committee generally seeks to target total executive compensation at or near the median total compensation of the Peer Group and allows business and individual performance to determine whether actual pay is above or below the median. The Compensation Committee believes that this review of Peer Group programs provides valuable information during the Compensation Committee’s review and design of both the named executive officers’ overall compensation levels and individual components of compensation, including the allocation of compensation between long-term and short-term compensation and cash and non-cash compensation.

Communications with Stockholders on Executive Compensation

At our 2015 Annual Meeting, our stockholders voted on an advisory resolution regarding the compensation of our named executive officers, which was approved by more than 97% of the votes cast on the proposal (the “Say-on-Pay proposal”). These results demonstrated strong stockholder support for our overall executive compensation program. The Compensation Committee considered this favorable vote and determined that our current practices and processes did not require any significant modifications to address stockholder concerns. The Compensation Committee will continue to consider the outcome of these annual advisory votes when considering future executive compensation arrangements.

In addition to our annual Say-on-Pay proposal, stockholders are encouraged to provide feedback on our corporate governance policies and our executive compensation programs, including its various components.

From time to time, we have reached out to and engaged in conversations with some of our larger stockholders regarding our compensation programs and philosophy and have generally received positive feedback on our practices. We believe that these conversations have and will better situate our Company to modify our compensation programs to address stockholder concerns on an ongoing basis. Management reports to the Compensation Committee on issues or concerns our stockholders provide with respect to our executive compensation programs. We encourage stockholders to reach out to the Board or the Compensation Committee with any feedback on our executive compensation programs. For more information on providing feedback and the related procedures, please see “Corporate Governance — Communications with the Board” in this Proxy Statement.

Summary of Key 2015 Compensation Elements

This table summarizes the material elements of our 2015 compensation program for our named executive officers.

Compensation Element	Objectives	Key Features
Salary	To provide a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job.	Varies based on skills, experience, level of responsibility and other factors.
Adjustments are considered annually based on individual performance, level of pay relative to the market and internal pay equity.
Senior Management Incentive Plan Awards	To reward annual corporate performance.	Annual incentive payments are cash awards based on financial and safety performance objectives.
	To align interests of our named executive officers with those of our stockholders by linking compensation with financial and safety performance.	Annual cash incentive awards are capped at 200% of salary for our CEO and lesser amounts for our other named executive officers.
To retain named executive officers by providing market-competitive compensation.
Long-Term Incentive Plan (Equity) Awards	To align named executive officers’ interests with long-term stockholder interests by linking part of each named executive officer’s compensation to long-term corporate performance.	Targeted at levels that will provide total direct compensation (salary plus annual incentive plus equity awards) competitive with our Peer Group’s total direct compensation.
	To provide opportunities for wealth creation and stock ownership, which promotes retention and enables us to attract and motivate our named executive officers.	Utilizes different equity types, including restricted stock and performance shares to balance the multiple objectives.
	To retain named executive officers through multi-year vesting of equity grants and multi-year performance periods.	Restricted stock awards generally vest over three-year periods. Performance shares are earned over a three-year performance period and the number of shares that can be earned is capped at 200% of target.

Compensation Element	Objectives	Key Features
Profit Sharing Contributions to Diversified Holdings Savings Plan	To reward annual corporate performance for our employees, including our named executive officers.	Contribute up to 10% of salary depending on the profitability of the Company.
401(k) Matching Contributions to Diversified Holdings Savings Plan	To provide certain retirement income for our employees, including our named executive officers.	Provide a match of 100% of an employee’s contributions up to the first 6% of such employee’s salary, up to the maximum allowed by the plan.

Financial Planning Services	To attract and retain named executive officers.	Use of a financial planning service.
Executive Perquisites	To attract and retain named executive officers.	Use of a Company vehicle or a car allowance.

Analysis of 2015 Compensation Decisions and Actions

Salary

Salary is a critical element of our named executive officers’ compensation because it provides them with a base level of guaranteed monthly income as compensation for services provided to us.

The Compensation Committee generally reviews the salaries of the named executive officers annually. To assist with that review, the Compensation Committee often will refer to the salaries in effect for comparable officers at companies in the Peer Group. The Compensation Committee has typically considered such review, as well as internal comparables, individual performance, economic conditions and the Company’s financial performance, in reviewing salary levels. When market or merit increases are warranted, changes in salary are generally made effective during our second quarter.

When setting salaries for our named executive officers for 2015, the Compensation Committee considered the Mercer Executive Compensation Review, as well as certain other factors, including those specified above. As a result, the Compensation Committee made market-based salary increases for certain named executive officers as outlined in the table below:

Named Executive Officer	2014 Base Salary	2015 Base Salary	Percentage Increase
Mr. Koertner	$600,000	$615,000	2.5%
Ms. Johnson(1)	—	$350,000	—
Mr. Cooper	$315,000	$330,750	5.0%
Mr. Engen	$344,000	$354,000	2.9%
Mr. Evans(2)	$331,000	$341,000	3.0%
Mr. Swartz	$380,000	$392,000	3.2%

(1)	Effective October 19, 2015, Ms. Johnson resigned from the Board and was appointed Senior Vice President, Chief Financial Officer and Treasurer.
(2)	Mr. Evans served as our Vice President, Chief Financial Officer and Treasurer until October 19, 2015.

Senior Management Incentive Plan Awards

The SMIP is designed to provide our named executive officers with cash performance awards payable annually to reward the achievement of certain financial and safety performance goals that we believe are strongly linked to stockholder value creation. An important factor in our decision to pay our SMIP awards in cash rather than in equity has been to ensure that our compensation program remains competitive with the programs of our direct competitors, which include private companies that primarily pay their executives with cash. Our SMIP performance targets are measured against financial performance and safety goals that are established annually by the Compensation Committee and that encourage our named executive officers to increase stockholder value by focusing on growth in revenue and earnings and safety in operations.

The payout for each named executive officer under the SMIP is dependent on a percentage of each named executive officer’s salary that the Compensation Committee determines to be subject to the plan and our performance measured against the financial and safety goals established by the Compensation Committee pursuant to the SMIP. The Compensation Committee determines the percentage of each named executive officer’s salary to be subject to an award under the plan based on position, market pay levels and our overall compensation philosophy, which emphasizes performance-based compensation. In connection with its review of the percentage of each named executive officer’s salary that should be subject to an award under the plan for 2015 and taking into account the Mercer Executive Compensation Review, the Compensation Committee maintained the same threshold, target and maximum payable awards as in 2014 for all named executive officers, as these levels were determined to be comparable to the Peer Group.

Each named executive officer’s 2015 incentive opportunity under the SMIP is provided in the table below:

	Performance Rating(1)
Named Executive Officer(2)	75% of Goals (Threshold)	100% of Goals (Target)	150% of Goals (Maximum)
	(incentive opportunity as a percentage of salary)
Mr. Koertner	42.5%	102.5%	200.0%
Messrs. Cooper and Engen	35.0%	71.0%	125.0%
Mr. Swartz	36.0%	76.0%	135.0%
Mr. Evans	33.5%	65.0%	110.0%

(1)	There is no payout under the SMIP as to each performance goal unless 75% of the performance goal is achieved. The SMIP provides for a range of payouts based upon the achievement of our performance goals determined by linear interpolation between achievement levels.
(2)	Ms. Johnson was not eligible to participate in the program for 2015, but will participate in the SMIP in 2016.

Each named executive officer’s 2015 award pursuant to the SMIP was based on pretax income as the financial performance goal and total case rate, lost time case rate and the avoidance of a catastrophic accident resulting in a fatality as the safety performance goals. We chose these particular metrics because we believe they are strongly correlated with our success, which is consistent with our compensation objective of linking named executive officers’ compensation with performance. The performance goals are intended to be challenging and ambitious but also realistic enough to be reasonably attainable given a concerted effort by our named executive officers in consideration of current conditions and trends.

The performance goals for target, threshold and maximum, as well as the actual level of performance achieved for SMIP plan year 2015, are displayed in the following table (dollars in thousands):

	Threshold	Target	Maximum	2015 Results
Pretax Income	$39,000	$52,000	$78,000	$44,299
Total Case Rate	2.64	1.98	1.32	1.85
Lost Time Case Rate	0.53	0.40	0.27	0.34
Catastrophic Accident	0	0	0	0

The following table shows the weighting of the performance goals, based on each individual named executive officer’s level of responsibility within the Company, that were applied to that named executive officer’s salary to determine payout for awards under the SMIP in 2015:

	Pretax Income (% of Salary)			Total Case Rate (% of Salary)			Lost Time Case Rate (% of Salary)			Catastrophic Accident(1) (% of Salary)
Named Executive Officer(2)	Thres.	Target	Max	Thres.	Target	Max	Thres.	Target	Max	Event(1)	No Event
Mr. Koertner	17.5	64.5	140.0	2.5	9.0	20.0	2.5	9.0	20.0	0	20.0
Mr. Cooper	17.5	45.5	87.5	2.5	6.5	12.5	2.5	6.5	12.5	0	12.5
Mr. Engen	17.5	45.5	87.5	2.5	6.5	12.5	2.5	6.5	12.5	0	12.5
Mr. Evans	17.5	42.0	77.0	2.5	6.0	11.0	2.5	6.0	11.0	0	11.0
Mr. Swartz	17.5	48.5	94.5	2.5	7.0	13.5	2.5	7.0	13.5	0	13.5

(1)	If any catastrophic accident resulting in a fatality occurs, there is no award for this criterion; however, if no such event occurs, payout will be made at the “No Event” percentage of salary.
(2)	Ms. Johnson was not eligible to participate in the program for 2015, but will participate in the SMIP in 2016.

The table below sets forth for SMIP plan year 2015 the annual incentive opportunities for threshold, target and maximum performance levels, as well as the actual award amount earned for 2015. The actual payout amounts are computed based on actual 2015 performance, as outlined above.

Named Executive Officer(1)	2015 Salary ($)	Threshold Award ($)	Target Award ($)	Maximum Award ($)	2015 Actual Award ($)	2015 Actual (% Salary)
Mr. Koertner	611,250	259,781	626,531	1,222,500	494,729	80.9%
Mr. Cooper	326,813	114,384	232,037	408,516	189,108	57.9%
Mr. Engen	351,500	123,025	249,565	439,375	203,393	57.9%
Mr. Evans(2)	341,000	114,235	221,650	375,100	0	0.0%
Mr. Swartz	389,000	140,040	295,640	525,150	238,776	61.4%

(1)	Ms. Johnson was not eligible to participate in the program for 2015, but will participate in the SMIP in 2016.
(2)	As part of Mr. Evans’ separation with the Company, he received a payout in accordance with the termination provisions in his employment agreement and did not receive a payout under the SMIP. For Mr. Evans, the salary displayed is his base salary.

Long-Term Incentive Compensation

We believe that long-term performance is achieved through an ownership culture that rewards and encourages our named executive officers to foster our long-term success. We believe that an effective method to reward and encourage such success is through the use of stock-based awards. The purposes of the LTIP are to attract, motivate and retain our key employees and non-employee directors upon whose judgment, initiative and efforts the financial success and growth of our business largely depends, to provide additional incentive to our employees and directors through stock ownership and other rights that promote and recognize our financial success and growth, and to align management’s interests with those of our stockholders. As part of the LTIP, we include a “change in control” provision that more closely aligns our interests with those of the named executive officers in the event of a change in control by allowing the Compensation Committee to adjust the LTIP awards to maintain and protect the rights of the participants in the LTIP in case of a change in control. Under the terms of the LTIP, the Compensation Committee has the authority to determine who will receive awards under the LTIP, the amounts of the awards and the limitations on those awards.

For 2015, the Compensation Committee considered the market data with respect to each named executive officer in the Mercer Executive Compensation Review, compensation levels of our Peer Group, compensation objectives of retention and stockholder value creation and individual and corporate performance. As a result of this review, the Compensation Committee approved equity award compensation under our LTIP in 2015 and allocated forty percent of the compensation to time-based restricted stock, thirty percent to ROIC-based performance shares and thirty percent to TSR-based performance shares. The Compensation Committee elected this mix of equity awards because it represented an appropriate balance of the incentives provided with the different types of equity instruments. For example, restricted stock provides a benefit by helping to retain key employees and performance shares are designed to vary the level of rewards a named executive officer receives dependent upon actual corporate performance and market results that are critical to stockholders.

The forty percent of the equity compensation award granted as time-based restricted stock will vest evenly over a three-year period beginning on the first anniversary of the grant. The number of shares of restricted stock was determined by dividing the amount of the equity compensation award allocated to restricted stock by the closing price of our common stock on the date of the grant.

The thirty percent of the equity compensation award granted as ROIC-based performance shares can be earned based on the average ROIC over a three-year performance period. We define ROIC as net income, less any dividends, divided by stockholders’ equity plus net debt (total debt less cash and marketable securities) at the beginning of the performance period. The number of ROIC-based performance shares earned can vary from zero to 200% of the target number of performance shares. The target number of ROIC-based performance shares was determined by dividing the amount of the equity compensation award allocated to ROIC performance by the closing price of the Company’s common stock on the date of grant. The potential award levels are as follows:

ROIC Performance	Performance Shares Earned (% of Target)
Equal to or Above the Maximum	200%
Equal to the Target	100%
Equal to the Threshold	50%
Below the Threshold	0%

The thirty percent of the equity compensation award granted as TSR-based performance shares can be earned based on the TSR of the Company’s stock compared to the TSR of a peer group over a three-year performance period. We define TSR as the change in the fair market value, adjusted for dividends, of the Company’s common stock. The number of TSR-based performance shares earned can vary from zero to 200% of the target number of performance shares. The target number of TSR-based performance shares was determined by dividing the amount of the equity compensation award allocated to TSR performance by the closing price of the Company’s common stock on the date of grant. The potential award levels are as follows:

TSR Performance	Performance Shares Earned (% of Target)
75th Percentile or Higher	200%
50th Percentile	100%
25th Percentile	25%
Less than 25th Percentile	0%

The Compensation Committee selected the TSR peer group based on criteria that included each company’s industry and operational comparability. The 2015 TSR peer group includes all companies that are in either the peer group used in the Performance Graph in our 2014 Annual Report on Form 10-K or the Peer Group used to set 2015 executive compensation. The 2014 TSR peer group included Argan, Inc., URS Corp. and Tutor Perini Corp., and those companies were removed from the TSR peer group because they did not appear in either the 2014 Annual Report on Form 10-K or the 2015 executive compensation Peer Group. Furmanite Corporation was added to the 2015 executive compensation Peer Group, therefore it was included in the 2015 TSR peer group. In order to be counted in the final TSR calculations, a company must remain publicly traded during the entire performance period. The peer group of companies used for evaluating the Company’s relative TSR performance for the 2015 grant of TSR-based performance shares was as follows:

TSR Peer Group
Aegion Corporation
Ameresco, Inc.
Astec Industries, Inc.
Cal Dive International, Inc.
Comfort Systems USA, Inc.
Dycom Industries, Inc.
Emcor Group
Furmanite Corporation(1)
Granite Construction Incorporated
Great Lakes Dredge & Dock Co.
Integrated Electrical Services, Inc.
Layne Christensen Company	Mastec, Inc.
Matrix Services Company
Newpark Resources, Inc.
Orion Marine Group, Inc.
Primoris Services Corporation
Quanta Services, Inc.
Sterling Construction Company Inc.
Team, Inc.
Tetra Tech, Inc.
TRC Companies, Inc.
Willbros Group Inc.

(1)	Team, Inc. acquired all of the outstanding shares of Furmanite Corporation in 2015. As a result, Furmanite is no longer publicly traded and will be excluded from the final TSR calculation.

In 2015, the Compensation Committee approved equity award grants to our named executive officers in the following amounts based on grant-date fair value, consistent with the presentation in the 2015 Summary Compensation Table:

	Value of 2015 Equity Grants by Grant Type
Named Executive Officer	Nominal Value of Equity Awards ($)	Value of Restricted Stock ($)	Value of ROIC Performance Shares ($)(1)	Value of TSR Performance Shares ($)(1)
William A. Koertner(2)	1,210,809	413,976	310,497	486,336
Betty R. Johnson(3)	199,993	199,993	—	—
Tod M. Cooper(2)	380,147	129,990	97,477	152,680
Gerald B. Engen(2)	398,848	136,384	102,273	160,191
Paul J. Evans(4)	350,937	119,976	89,997	140,964
Richard S. Swartz, Jr.(2)	501,846	171,580	128,693	201,573

(1)	The ROIC-based and TSR-based performance shares are earned over a performance period of three years and vest on December 31, 2017. The values of the performance shares have been calculated taking into consideration the probable outcome of the respective performance conditions as of the grant date. The ROIC-based performance shares are valued at the closing price of our common stock on the grant date. Because TSR is a market-based performance metric, the Company used a Monte Carlo simulation model to calculate the fair value of the grant of TSR-based performance shares in accordance with FASB ASC Topic 718, which resulted in a fair value of $47.24 per share.
(2)	The restricted stock granted to Messrs. Koertner, Cooper, Engen and Swartz vest ratably over a three-year period.
(3)	The restricted stock granted to Ms. Johnson upon her appointment as Senior Vice President, Chief Financial Officer and Treasurer will cliff vest on October 19, 2020.
(4)	Mr. Evans’ restricted stock vested on October 19, 2015, the date of his termination, per the terms of his restricted stock award agreement. At the end of the performance period, he will receive a pro-rata share of the performance shares earned based on the number of whole months he was employed during the performance period, per the terms of his performance shares award agreement.

The Compensation Committee made performance share awards in 2013 for the performance period running from January 1, 2013 through December 31, 2015 (the “2013 Performance Period”). The performance shares granted in 2013 were earned based on the relative achievement of the target level of return on equity (“ROE”) set at the beginning of the 2013 Performance Period. We define ROE as net income divided by total shareholders’ equity at the beginning of the period. The number of performance shares earned from this award was dependent on the actual level of ROE achieved for the 2013 Performance Period, and the number of earned shares could have varied between 0% (for performance below threshold; 50% for performance at threshold) and 200% of the target number. However, in no case could the earned number of shares have exceeded 200% of the target number. The ROE target for the 2013 Performance Period was 12.0%. Based on the three-year average ROE of 11.5% for the 2013 Performance Period, 91.4% of the target performance shares awarded were earned. The chart below shows the performance share payouts for each of our named executive officers that were awarded performance shares in 2013:

Named Executive Officer	Target Award (Shares)	Earned Award (Shares)	Award Value at Vesting(1) ($)
William A. Koertner	16,207	14,815	305,633
Tod M. Cooper	1,012	925	19,083
Gerald B. Engen, Jr.	4,051	3,703	76,393
Paul J. Evans(2)	4,051	3,394	70,018
Richard S. Swartz, Jr.	4,727	4,321	89,142

(1)	Award value was based on the closing stock price of $20.63 on February 18, 2016, the vesting date.
(2)	Mr. Evans’ earned award represents a pro-rata share of the granted award based on the number of whole months served during the performance period, per the terms of his performance shares award agreement.

The Compensation Committee also awarded performance shares in 2014 for the performance period running from January 1, 2014 through December 31, 2016. These performance shares will be earned based on the achievement of the target level of ROIC and relative TSR for the performance period and otherwise contain terms consistent with the performance shares granted in 2015 described above.

We do not publicly disclose future target levels of ROIC for the performance shares granted because that information constitutes confidential commercial or financial information, the disclosure of which could cause us competitive harm with regard to short-term strategies and goals. We intend to disclose this information after the conclusion of the applicable performance period. A named executive officer may earn a pro-rata share of performance shares in the event of his death, disability, retirement after reaching normal retirement age (as such is defined in the Social Security Act of 1935, as amended) or termination without “cause” or for “good reason.” The vesting of performance shares may be accelerated in the event of a named executive officer’s termination without “cause” or for “good reason” following a “change in control.” Additional information regarding these awards may be found in the 2015 Summary Compensation Table, the 2015 Grants of Plan-Based Awards Table and under “Potential Payments Upon Termination or Change in Control.”

Other Compensation

At its discretion, the Compensation Committee may authorize profit sharing contributions to the Diversified Holdings Savings Plan (our 401(k) plan) accounts of our employees, including our named executive officers, subject to applicable limitations. For 2015, we paid 2% of salary in profit sharing contributions.

Additionally, our employees, including our named executive officers, receive matching contributions under our 401(k) plan. We match 100% of an employee’s contributions up to the first 6% of such employee’s salary, up to the maximum allowed by the plan.

Each named executive officer is eligible to utilize the financial planning service offered by the Company as a perquisite. In 2015, only Mr. Engen elected to use this service.

Each named executive officer is also eligible to participate in all other benefit plans and programs that are or in the future may be available to our other executive employees, including any health insurance or health care plan, life insurance, disability insurance, retirement plan, vacation and sick leave plan and other similar plans. In addition, each named executive officer is eligible for certain other benefits that are generally available to our employees, including reimbursement of business and entertainment expenses, reimbursement of relocation expenses and perquisites, including the choice of a car allowance or the use of a company car with a gas card. The Board may revise, amend or add to the executive officer’s benefits and perquisites as it deems advisable.

The benefits described in this section are paid to remain competitive in the marketplace. Amounts relating to certain of these benefits may be found in the “All Other Compensation” column of the 2015 Summary Compensation Table.

Exercise of Discretion in Executive Compensation Decisions

The Compensation Committee has complete discretion to withhold payment of an award under our SMIP regardless of whether we or our named executive officers have successfully met the goals set under the SMIP. For 2015, the Compensation Committee did not exercise such discretion in the payment or non-payment of SMIP awards to our named executive officers.

The Compensation Committee has the authority and discretion to determine who receives and the nature of equity compensation grants under our LTIP. The Compensation Committee also has the authority to cancel outstanding grants and substitute new grants of the same or different number of shares of stock and having exercise prices that may be the same or different than the exercise price of the cancelled grants or amend the terms of outstanding grants, provided that such amendment does not impair the rights of the grantee without the grantee’s consent. The LTIP prohibits the repricing of outstanding stock options or SARs without stockholder approval.

Employment Agreements, Severance Benefits and Change in Control Provisions

In connection with our private placement in 2007, we entered into employment agreements with each of the individuals serving as named executive officers at the time. These employment agreements (the “Legacy Employment Agreements”) remain in place with Messrs. Koertner, Engen and Swartz. Ms. Johnson entered into an employment agreement (the “Johnson Employment Agreement”) in connection with her appointment as Senior Vice President, Chief Financial Officer and Treasurer in October 2015. Mr. Cooper entered into an employment agreement (the “Cooper Employment Agreement”) in 2015 in connection with his appointment as a Senior Vice President. Mr. Evans is no longer employed by the Company. The Legacy Employment Agreements, Johnson Employment Agreement and Cooper Employment Agreement (collectively, the “Employment Agreements”) provide for severance payments and benefits upon a termination of a named executive’s employment without “cause” or for “good reason,” as further described below under “Executive Compensation Tables — Employment Agreements.” We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to named executive officers. We view the cash severance and continuation of health and welfare benefits as appropriate for the named executive officers who may not be in a position to readily obtain comparable employment within a reasonable period of time due to the restrictive covenants, including a one-year non-compete covenant, in the Employment Agreements.

In addition, the Employment Agreements provide for additional severance payments and benefits upon a termination of a named executive’s employment without “cause” or for “good reason” within one year following a change in control (in other words, only on a so-called “double trigger” basis). We believe that providing change in control benefits reduces the reluctance of our named executive officers to pursue potential change in control transactions that may be in our best interest while simultaneously preserving neutrality in negotiating and executing transactions that are favorable to us. Since 2011, the Compensation Committee has maintained a policy that it will not include gross-up payments for excise taxes as a result of a change in control pursuant to any new employment agreement. Accordingly, the Johnson Employment Agreement and Cooper Employment Agreement do not include any provisions to provide gross-up payments for excise taxes as a result of a change in control. Details regarding severance payments and benefits payable upon a termination of a named executive officer’s employment following a change in control are described under “Executive Compensation Tables — Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”

Deductibility of Executive Compensation

In developing the compensation packages for the named executive officers, the Compensation Committee considered the deductibility of executive compensation under Section 162(m) of the IRS Code. Section 162(m) generally disallows a tax deduction for compensation that we pay to our CEO or any of the next three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that the compensation for any such individual exceeds $1,000,000 in any taxable year. However, this deduction limitation does not apply to compensation that qualifies as “performance-based” under Section 162(m). In order to maintain flexibility in making compensation decisions, the Compensation Committee has not adopted a policy requiring all compensation to be deductible under Section 162(m) of the IRS Code. Portions of the compensation we pay to certain of the named executive officers may not be deductible due to the application of Section 162(m) of the IRS Code and the Committee may from time to time approve compensation that is not deductible under Section 162(m) if it determines that it is in our best interest to do so.

Stock Ownership Guidelines and Retention

In order to align the interests of our executives with those of our stockholders, we require our named executive officers to attain levels of beneficial stock ownership measured based on a multiple of his or her annual base salary, as set forth below:

Position	Stock Ownership Guideline
Chief Executive Officer	5× base salary
All Other Named Executive Officers	3× base salary

The stock ownership guidelines require named executive officers to attain levels of beneficial stock ownership within five years from the later of March 31, 2011 and the date of the named executive officer’s appointment to a position subject to the guidelines and three years from the effective date of an increase in compensation. We have adopted retention requirements with respect to these stock ownership guidelines whereby named executive officers are expected to retain the net shares received through an exercise of stock options and the vesting of restricted stock and performance shares if they have not reached the applicable stock ownership guidelines.

The following table sets forth each named executive officer’s ownership value as of February 24, 2016:

Name	Share Ownership(1)	Market Value ($)(2)	Ownership Guideline	Current Ownership Multiple
William A. Koertner	346,044	11,156,459	5.0x	18.1x
Betty R. Johnson(3)	17,156	553,116	3.0x	1.6x
Tod M. Cooper(4)	14,146	456,067	3.0x	1.4x
Gerald B. Engen, Jr.	84,477	2,723,539	3.0x	7.7x
Richard S. Swartz, Jr.	64,166	2,068,712	3.0x	5.3x

(1)	The amounts in this column were calculated in accordance with the stock ownership guidelines and include vested but unexercised stock options and exclude unvested restricted stock and unvested performance shares.
(2)	The amounts in this column were calculated in accordance with the stock ownership guidelines based on the highest reported share price for the year ended December 31, 2015 of $32.24.
(3)	Effective October 19, 2015, Ms. Johnson resigned from the Board and was appointed Senior Vice President, Chief Financial Officer and Treasurer.
(4)	Mr. Cooper became subject to the stock ownership guidelines in 2015.

Trading Restrictions

We also have an insider trading policy which, among other things, prohibits named executive officers from hedging the economic risk of their stock ownership, holding shares of the Company’s common stock in a margin account or pledging shares as collateral for a loan. Among other restrictions, the policy also prohibits trading in our securities outside of specific window periods and without pre-clearance. The policy also prohibits short-selling of the Company’s securities.

Clawback Arrangements

Each of the agreements underlying equity awards granted to our named executive officers under our LTIP permits the Compensation Committee to cause us to recover shares of common stock or cash paid to the named executive officer with respect to the applicable award if:

•	we restate any part of our financial statements for any fiscal year or years covered by the respective award due to a material noncompliance with any applicable financial reporting requirement; and
•	the Compensation Committee determines that the respective named executive officer is personally responsible for causing the restatement as a result of his or her personal misconduct or any fraudulent activity on the part of the named executive officer.

For grants of restricted stock and phantom stock units, we may recover any shares that vested within the period of 18 months prior to the restatement or the net proceeds of any sales of such shares. With respect to performance shares, the amount of any cash or shares recoverable is limited to the amount by which the payments exceeded the amount that would have been paid to the named executive officer had our financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Compensation Committee. In the case of stock options, to the extent an applicable named executive officer exercises a stock option within a period of 18 months prior to the restatement, we may recover from the named executive officer any equity acquired by the named executive officer or any net proceeds of any exercises and sales.

Conclusion

We have designed and administer our compensation programs in a manner that emphasizes the retention of our named executive officers and rewards them appropriately for positive results. We monitor the programs in recognition of the dynamic marketplace in which we compete for talent and will continue to emphasize pay-for-performance and equity-based incentive plans that reward our named executive officers for results aligned with the interests of our stockholders.

EXECUTIVE COMPENSATION TABLES

2015 Summary Compensation Table

The following table shows the compensation earned by our named executive officers for the fiscal years ended December 31, 2015, 2014, 2013:

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Comp(3) ($)	All Other Comp(4) ($)	Total ($)
William A. Koertner Chairman, President and Chief Executive Officer	2015	611,250	—	1,210,809	—	494,729	36,825	2,353,613
	2014	600,000	—	1,109,590	—	866,337	41,100	2,617,027
	2013	592,500	—	799,978	399,996	710,763	37,200	2,540,437
Betty R Johnson Senior Vice President, Chief Financial Officer and Treasurer	2015	67,308	101,826	199,993	—	—	8,650	377,777

Tod M. Cooper Senior Vice President	2015	326,813	—	380,147	—	189,108	24,536	920,604

Gerald B. Engen, Jr. Senior Vice President, Chief Legal Officer and Secretary	2015	351,500	—	398,848	—	203,393	32,530	986,271
	2014	341,500	—	365,553	—	316,669	38,750	1,062,472
	2013	330,780	—	199,958	99,996	282,064	30,600	943,398
Paul J. Evans(5) Former Vice President, Chief Financial Officer and Treasurer	2015	280,854	—	350,937	—	—	1,192,911	1,824,702
	2014	328,500	—	321,584	—	271,091	39,092	960,267
	2013	315,750	—	199,958	99,996	242,812	37,200	895,716
Richard S. Swartz, Jr. Senior Vice President and Chief Operating Officer	2015	389,000	—	501,846	—	238,776	28,699	1,158,321
	2014	376,500	—	459,903	—	376,007	37,500	1,249,910
	2013	361,000	—	233,324	116,658	330,532	30,600	1,072,114

(1)	Represents the $100,000 sign-on cash bonus Ms. Johnson received upon her appointment on October 19, 2015 and amounts reimbursed to Ms. Johnson for COBRA payments.
(2)	Represents the aggregate grant date fair value of stock awards, including restricted stock and performance shares (Stock Awards column), and stock option awards (Option Awards column) granted under the LTIP during the applicable period in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts and vesting details are included in footnote 12 to our audited consolidated financial statements for the fiscal year ended December 31, 2015 included in our 2015 Form 10-K. The values of the performance shares have been calculated taking into consideration the probable outcome of the respective performance conditions as of the grant date. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by the officers. Below is a breakout of the 2015 performance share grant date fair values assuming probable performance and maximum performance (in the case of maximum, based on the maximum number of shares multiplied by the fair value on the grant date):

Named Executive Officer	Probable Performance ($)	Maximum Performance ($)
William A. Koertner	796,833	1,593,666
Tod M. Cooper	250,157	500,314
Gerald B. Engen, Jr.	262,464	524,928
Paul J. Evans	230,961	461,922
Richard S. Swartz, Jr.	330,266	660,532
(3)	Represents the dollar value of the cash awards earned under our SMIP for fiscal 2015, 2014 and 2013 for Messrs. Koertner, Cooper, Engen and Swartz. Ms. Johnson was not eligible to participate in the program for 2015, but will participate in the SMIP in 2016. For further details regarding the SMIP, see

“Compensation Discussion and Analysis — Analysis of 2015 Compensation Decisions and Actions — Senior Management Incentive Plan Awards” above.
(4)	The following supplemental table describes the items of compensation reported in this column for fiscal 2015:

Name	401(k) Matching Contribution ($)	Profit Sharing Contribution ($)	Automobile and Other Travel Expenses ($)(A)	Financial Planning Services ($)	Termination Payment ($)(B)
William A. Koertner	18,000	12,225	6,600	—	—
Betty R Johnson	5,654	1,346	1,650	—	—
Tod M. Cooper	18,000	6,536	—	—	—
Gerald B. Engen, Jr.	18,000	7,030	—	7,500	—
Paul J. Evans	16,851	—	—	—	1,176,060
Richard S. Swartz, Jr.	18,000	7,780	2,919	—	—

(A)	Represents the named executive officer’s personal use of a company automobile or automobile and fuel allowance and related expenses and reimbursement for certain personal travel-related expenses.
(B)	As part of Mr. Evans’ separation from the Company, he received a payout in accordance with the termination provisions in his employment agreement.
(5)	The nominal value of Mr. Evans’ 2015 stock awards in the 2015 Summary Compensation Table includes the value of his restricted stock award and performance shares award, assuming probable performance. At the end of the performance period, Mr. Evans will receive a pro-rated portion of the performance shares earned, based on his employment for 9 full months of the 36 month performance period, per the terms of his performance shares award agreement. The value of his pro-rated performance shares award, assuming probable performance to targets, was $57,740 and at maximum performance would be $115,480.

2015 Grants of Plan-Based Awards

The following table sets forth the estimated future payouts for grants of awards made to each of the named executive officers under the SMIP and LTIP for 2015:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards(3) (#)	All Other Option Awards(4) (#)	Exercise or Base Price of Option Awards(4) ($/sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William A. Koertner		259,781	626,531	1,222,500
	3/24/15				10,295	20,590	41,180				796,833
	3/24/15							13,726	—	—	413,976
Betty R. Johnson								8,861			199,993
Tod M. Cooper		114,384	232,037	408,516
	3/24/15				3,232	6,464	12,928				250,157
	3/24/15							4,310	—	—	129,990
Gerald B. Engen, Jr.		123,025	249,565	439,375
	3/24/15				3,391	6,782	13,564				262,464
	3/24/15							4,522	—	—	136,384
Paul J. Evans		—	—	—
	3/24/15				2,984	5,968	11,936				230,961
	3/24/15							3,978	—	—	119,976
Richard S. Swartz, Jr.		140,040	295,640	525,150
	3/24/15				4,267	8,534	17,068				330,266
	3/24/15							5,689	—	—	171,580

(1)	The target amounts represent the potential cash payout if performance is at target levels under the SMIP. For further details regarding the SMIP, see “Compensation Discussion and Analysis — Analysis of 2015 Compensation Decisions and Actions — Senior Management Incentive Plan Awards” above. Actual amounts awarded under the SMIP were paid in 2016 and are disclosed in the 2015 Summary Compensation Table. Mr. Evans will not receive a payout under the non-equity incentive plan based on the terms of his separation agreement.
(2)	These columns contain the performance-based awards only and are split evenly between ROIC-based performance shares and TSR-based performance share awards. The “Target” column represents the number of shares payable if the target ROIC and TSR levels are met. The “Threshold” column represents the number of shares payable if the minimum performance target is met. The “Maximum” column represents the maximum number of shares payable if the maximum performance target is exceeded. The performance period for these shares is January 1, 2015 through December 31, 2017. At the end of the performance period, Mr. Evans will receive a pro-rated portion of the performance shares earned, based on his employment for 9 full months of the 36 month performance period, per the terms of his performance shares award agreement.
(3)	All restricted stock awards were granted under the LTIP. The restricted stock awards granted on March 24, 2015 to Messrs. Koertner, Cooper, Engen and Swartz will vest ratably over a three-year period. The restricted stock awarded to Ms. Johnson will cliff vest on October 19, 2020. Mr. Evans’ restricted stock, which was granted on March 24, 2015, vested on October 19, 2015, the date of his termination, per the terms of his restricted stock award agreement.
(4)	No stock options were awarded in 2015.
(5)	Represents the aggregate grant date fair value of restricted stock and performance shares granted under the LTIP during the fiscal year ended December 31, 2015 in accordance with FASB ASC Topic 718. The values of the performance shares have been calculated taking into consideration the probable outcome of the respective performance conditions as of the grant date. The fair value per share of the restricted stock and ROIC-based performance awards granted on March 24, 2015 was $30.16. The fair value per share of the TSR-based performance awards granted on March 24, 2015, which are based on a market-based measure, was $47.24 which was determined using a Monte Carlo simulation. Assumptions used in the calculation of these amounts and vesting details are included in footnote 12 to our audited consolidated financial statements for the fiscal year ended December 31, 2015 included in our 2015 Form 10-K. These amounts reflect our accounting expense for these awards and may not correspond to the actual value that may be recognized by the officers.

Employment Agreements

Under each Employment Agreement, the officer is eligible to receive salary, an annual target bonus, as defined under the SMIP, use of a company car and gas card or a car allowance in accordance with the Company’s policy, and is eligible to participate in all incentive, 401(k), profit sharing, health and welfare benefit plans, policies and arrangements applicable generally to our other similarly-situated executive officers. Subject to prior notice, each Employment Agreement automatically renews annually for an additional one-year term.

Each Employment Agreement contains non-competition covenants restricting the ability of the named executive officer to compete with us, to solicit our clients or to recruit our employees during the term of his employment and for a period of one year thereafter and prohibiting him from disclosing confidential information and trade secrets at any time during or after his employment.

Each Employment Agreement generally terminates upon the named executive officer’s:

•	death;
•	disability;
•	termination for “cause” by the Company or for “good reason” by the employee (as both are defined in the Employment Agreements and generally described below);
•	termination without cause or for good reason; or
•	termination without cause or for good reason following a “Change in Control” (as defined in each Employment Agreement and generally described below).

If termination results from any of the foregoing, each named executive officer would be entitled to all compensation earned and all benefits and reimbursements due through the date of termination. Additionally, if termination results from any of the reasons below, the named executive officer would be entitled to the following additional payments and/or benefits:

Reason for Termination	Potential Payment(s)
Disability	• Long-term disability benefits pursuant to the terms of any long-term disability policy provided to similarly-situated employees of the Company in which the named executive officer participates.
Without cause or for good reason	• Lump-sum payment of twice the named executive officer’s base salary and target annual incentive.

•

Company-funded benefit continuation coverage for the named executive officer and eligible dependents for a period of two years, subject to forfeiture in the event the named executive officer breaches the restrictive covenants or becomes reemployed in the two-year period following his termination.

Reason for Termination	Potential Payment(s)
Without cause or for good reason within 12 months following a change in control, a so-called “double trigger” provision	• Lump-sum payment of three times the named executive officer’s base salary and target annual incentive.

•

Company-funded benefit continuation coverage for the named executive officer and eligible dependents for a period of two years, subject to forfeiture in the event the named executive officer becomes reemployed in the two-year period following his termination.

• Gross-up payments for excise taxes, under the Legacy Employment Agreements (the Company does not include such payments in new employment agreements for named executive officers).

Each Employment Agreement for the named executive officers generally defines “cause” as a named executive officer’s:

•	material breach of the non-competition provisions of the named executive officer’s Employment Agreement;
•	commission of a criminal act by the named executive officer against the Company, including but not limited to fraud, embezzlement or theft;
•	conviction or plea of no contest or nolo contendre to a felony or any crime involving moral turpitude; or
•	failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Board that is not cured within 30 days after the receipt of written notice from the Company.

“Good reason” exists under each Employment Agreement if, among other things, such named executive officer’s base salary and/or annual target bonus opportunity is reduced, his or her duties are materially reduced, he or she is required to relocate to a work site more than 50 miles from his or her current work site or if the Company materially breaches a material provision of the named executive officer’s Employment Agreement and fails to cure such breach within 30 days of the receipt of written notice of the breach.

Each Employment Agreement for the named executive officers generally defines a “change in control” as the occurrence of a “change in the ownership of the Company,” a “change in the effective control of the Company” or a “change in the ownership of a substantial portion of the Company’s assets” as defined in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii), respectively. As described above, if a named executive officer is terminated without cause or for good reason within 12 months following a “change in control,” the named executive officer would be entitled to all compensation earned and all benefits and reimbursements due through the date of termination, as well as to lump-sum payment of three times the named executive officer’s base salary, three times target annual incentive and company-funded benefit continuation coverage for the named executive officer and eligible dependents for a period of two years, subject to forfeiture in the event the named executive officer becomes reemployed in the two-year period following his termination and, under the Legacy Employment Agreements only, gross-up payments for any excise taxes incurred under Sections 280G.

“Change in control” is similarly defined in the LTIP. Under the terms of the LTIP award agreements may provide for the effect of a change in control, which may include any one or more of the following:

•	the acceleration or extension of time periods for purposes of exercising, vesting in or realizing gain from any award granted under the LTIP;
•	the waiver or modification of performance or other conditions related to the payment or other rights under an award;
•	provision for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee; or
•	other modifications or adjustments to an award as the Compensation Committee deems appropriate to maintain and protect the rights and interests of plan participants upon or following a change in control.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table sets forth for each named executive officer outstanding equity awards as of the end of the 2015 fiscal year:

Name (a)		OPTION AWARDS				STOCK AWARDS
	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable) (b)(1)	Number of Securities Underlying Unexercised Options (# Unexercisable) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares of Stock That Have Not Vested (#) (f)		Market Value of Shares of Stock That Have Not Vested ($) (g)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (h)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (i)(2)
William A. Koertner	12/20/07	110,000		13.00	12/20/17
	3/24/10	28,679		17.18	3/24/20
	3/24/11	25,258		24.18	3/24/21
	3/23/12	35,635		17.48	3/23/22
	3/25/13	22,710	11,355	24.68	3/25/23
	3/24/11					2,481	(3)	51,133
	3/23/12					6,864	(3)	141,467
	3/25/13					9,724	(3)	200,412
	3/24/14					11,165	(3)	230,111
	3/24/15					13,726	(3)	282,893
	3/24/14								25,120	(4)	517,723
	3/24/15								20,590	(5)	424,360
Betty R. Johnson	12/20/07	8,000		13.00	12/20/17
	10/19/15					8,861	(7)	182,625
Tod M. Cooper	12/20/07	9,212		13.00	12/20/17
	3/24/10	1,911		17.18	3/24/20
	3/24/11	1,403		24.18	3/24/21
	3/23/12	2,969		17.48	3/23/22
	3/25/13	1,419	710	24.68	3/25/23
	3/24/11					137	(3)	2,824
	3/23/12					572	(3)	11,789
	3/25/13					607	(3)	12,510
	8/12/13					6,708	(8)	138,252
	3/24/14					2,427	(3)	50,020
	3/24/15					4,310	(3)	88,829
	3/24/14								5,460	(4)	112,531
	3/24/15								6,464	(5)	133,223
Gerald B. Engen, Jr.	12/20/07	32,000		13.00	12/20/17
	3/24/10	9,559		17.18	3/24/20
	3/24/11	7,296		24.18	3/24/21
	3/23/12	10,294		17.48	3/23/22
	3/25/13	5,677	2,839	24.68	3/25/23
	3/24/11					716	(3)	14,757
	3/23/12					1,983	(3)	40,870
	3/25/13					2,431	(3)	50,103
	3/24/14					3,678	(3)	75,804
	3/24/15					4,522	(3)	93,198
	3/24/14								8,276	(4)	170,568
	3/24/15								6,782	(5)	139,777

(continued on next page)

Name (a)		OPTION AWARDS				STOCK AWARDS
	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable) (b)(1)	Number of Securities Underlying Unexercised Options (# Unexercisable) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares of Stock That Have Not Vested (#) (f)		Market Value of Shares of Stock That Have Not Vested ($) (g)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (h)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (i)(2)
Paul J. Evans(6)	1/3/12	23,734		19.46	1/17/16
	3/25/13	8,516		24.68	1/17/16
	3/24/14								4,246	(4)	87,510
	3/24/15								1,492	(5)	30,750
Richard S. Swartz, Jr.	12/20/07	32,000		13.00	12/20/17
	3/24/10	9,559		17.18	3/24/20
	3/24/11	8,419		24.18	3/24/21
	3/23/12	11,878		17.48	3/23/22
	3/25/13	6,623	3,312	24.68	3/25/23
	3/24/11					827	(3)	17,044
	5/12/11					6,688	(9)	137,840
	3/23/12					2,288	(3)	47,156
	3/25/13					2,836	(3)	58,450
	3/24/14					4,627	(3)	95,362
	3/24/15					5,689	(3)	117,250
	3/24/14								10,412	(4)	214,591
	3/24/15								8,534	(5)	175,886

(1)	The options in column (b) with an option expiration date of December 20, 2017 were granted under the stockholder-approved LTIP and vested ratably over a four-year period. The options with an expiration date of January 17, 2016 were granted under the stockholder-approved LTIP and vested upon the executive’s termination, as per the terms of his stock option agreement. All other options were granted under the stockholder-approved LTIP and vest or vested ratably over a three-year period.
(2)	The closing price of $20.61 of the Company’s shares on December 31, 2015 was used to determine the market values shown in columns (g) and (i).
(3)	The restricted stock awards granted on March 24, 2010, March 24, 2011, March 23, 2012 and March 25, 2013 vest ratably over a five-year period while the restricted stock awards granted on March 24, 2014 and March 24, 2015 vest ratably over a three-year period. These restricted stock awards are subject to certain clawback provisions.
(4)	These performance share awards will cliff vest on December 31, 2016, and are split evenly between the achievement of certain specified levels of the Company’s ROIC over a performance measurement period from January 1, 2014 to December 31, 2016 and the Company’s relative TSR compared to a peer group of companies from January 1, 2014 to December 31, 2016. These performance stock awards are subject to certain clawback provisions. Target award shown: ROIC-based award may be earned between threshold (50% of target) and maximum (200% of target) and TSR-based award may be earned between threshold (25% of target) and maximum (200% of target), although the minimum payout for either award is zero.
(5)	These performance share awards will cliff vest on December 31, 2017, and are split evenly between the achievement of certain specified levels of the Company’s ROIC over a performance measurement period from January 1, 2015 to December 31, 2017 and the Company’s relative TSR compared to a peer group of companies from January 1, 2015 to December 31, 2017. These performance stock awards are subject to certain clawback provisions. Target award shown: ROIC-based award may be earned between threshold (50% of target) and maximum (200% of target) and TSR-based award may be earned between threshold (25% of target) and maximum (200% of target), although the minimum payout for either award is zero.

(6)	Upon Mr. Evans’ separation from the Company, pursuant to his stock option award agreements, all of his unvested stock options immediately vested. His stock options were exercisable over the 90 day period after his separation, which ended on January 17, 2016. He is entitled to a pro-rated payout of his performance share awards based on the number of the full months of his employment during the measurement period, as specified in his performance shares award agreement.
(7)	This restricted stock award was granted to Ms. Johnson upon her appointment as Senior Vice President, Chief Financial Officer and Treasurer. The award will cliff vest on October 19, 2020. This restricted stock award is subject to certain clawback provisions.
(8)	This restricted stock award was granted to Mr. Cooper upon his appointment as Senior Vice President. The award will cliff vest on August 12, 2018. This restricted stock award is subject to certain clawback provisions.
(9)	This restricted stock award was granted to Mr. Swartz upon his promotion to Chief Operating Officer. The award will cliff vest on May 12, 2016. This restricted stock award is subject to certain clawback provisions.

2015 Option Exercises and Stock Vested

The following table sets forth for each named executive officer the activity for stock option exercises and vesting of stock awards during the year ended December 31, 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)(2)	Value Realized Upon Vesting ($)(3)
William A. Koertner	69,632	1,861,448	32,463	842,875
Tod M. Cooper	—	—	2,958	80,728
Gerald B. Engen, Jr.	10,894	171,601	9,030	238,334
Paul J. Evans	—	—	22,404	528,141
Richard S. Swartz, Jr.	11,577	284,139	10,522	277,654

(1)	Amounts reflect the difference between the exercise price of the option and the market price of our common stock at the time of exercise.
(2)	The amounts shown include restricted stock that vested on March 23, March 24 and March 25, 2015 and performance shares awarded under our LTIP for the 2013 Performance Period which ended on December 31, 2015. For Mr. Evans, the amount shown also includes restricted stock that vested on January 3, 2015 and October 19, 2015.
(3)	The amounts shown are calculated based on the closing market price of our common stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

As described above under “Employment Agreements,” our named executive officers have severance and change in control clauses in their Employment Agreements. The following table summarizes and quantifies the compensation that would have become payable to each current executive officer upon termination or a change in control (and qualifying termination) on December 31, 2015, given the named executive officers’ compensation and service levels as of such date:

Name	Benefit	Termination due to Disability(1)	Termination without Cause or for Good Reason(2)	Termination without Cause or for Good Reason within 12 months following a Change in Control(3)
William A. Koertner	Severance pay(5)	269,654	2,490,750	3,736,125
	Welfare benefits	22,806	105,240	105,240
	Accelerated equity(6)	1,355,305	1,355,305	1,848,099
	Total(4)	1,647,765	3,951,295	5,689,464
Betty R. Johnson(7)	Severance pay(5)	145,385	700,000	1,050,000
	Welfare benefits	—	—	—
	Accelerated equity(6)	182,625	182,625	182,625
	Total(4)	328,010	882,625	1,232,625
Tod M. Cooper	Severance pay(5)	145,021	1,131,165	1,696,748
	Welfare benefits	12,384	57,144	57,144
	Accelerated equity(6)	413,319	413,319	549,978
	Total(4)	570,724	1,601,628	2,303,870
Gerald B. Engen, Jr.	Severance pay(5)	155,215	1,210,680	1,816,020
	Welfare benefits	23,184	115,656	115,656
	Accelerated equity(6)	422,745	422,745	585,077
	Total(4)	601,144	1,749,081	2,516,753
Richard S. Swartz, Jr.	Severance pay(5)	171,877	1,379,840	2,069,760
	Welfare benefits	23,184	117,408	117,408
	Accelerated equity(6)	659,325	659,325	863,579
	Total(4)	854,386	2,156,573	3,050,747

(1)	Represents the amount of salary continuation and other benefits to which the named executive officer is entitled under the terms of our long-term disability policy for a period of 180 days from the date of termination due to long-term disability. After six months of salary continuation, as provided by us, the named executive officer will be eligible for benefits under the terms of our long-term disability insurance plan, which provides a benefit equal to 60% of the named executive officer’s monthly base salary (up to a maximum monthly benefit of $10,000) until age 65 or older, as defined in the plan.
(2)	Represents the sum of (a) twice the sum of the named executive officer’s base salary and target annual incentive (for 2015, the target annual incentive was 102.5% of annual salary for Mr. Koertner, 76.0% of annual salary for Mr. Swartz and 71.0% of annual salary for Messrs. Cooper and Engen) and (b) company-funded benefit continuation coverage for the named executive officer and eligible dependents under our welfare benefit plans in which the named executive officer is a participant for a period of two years.

(3)	Represents the sum of (a) three times the sum of the named executive officer’s base salary and target annual incentive (for 2015, the target annual incentive was 102.5% of annual salary for Mr. Koertner, 76.0% of annual salary for Mr. Swartz and 71.0% of annual salary for Messrs. Cooper and Engen) and (b) company-funded benefit continuation coverage for the named executive officer and eligible dependents under our welfare benefit plans in which the named executive officer is a participant for a period of two years.
(4)	The amounts shown above do not include any gross-up payment which may be due with respect to the excise tax imposed pursuant to Section 4999 of the IRS Code. Based on the following assumptions: a termination of employment without cause (or for good reason) on December 31, 2015 and a per share value on that date of $20.61 would have entitled these named executive officers to the following gross-up payments: $983,504 (Mr. Engen) and $1,057,889 (Mr. Swartz). Ms. Johnson and Mr. Cooper are not eligible to receive such gross-up. The foregoing does not take into account any values that could be attributed to a covenant not to compete. A covenant not to compete would reduce the amounts subject to an excise tax (and therefore potentially any amount necessary to gross up the executive in respect of such excise tax). Each of our executives is subject to a one-year non-compete.
(5)	Severance pay includes the named executive officer’s base salary and target annual incentive applicable to the type of severance or change in control payment shown.
(6)	Accelerated equity reflects the amount of compensation that each named executive officer would receive upon the accelerated vesting of any outstanding unvested stock-based awards as of the date of termination. The compensation amount shown is based upon (a) the amount of unvested stock options and unvested restricted shares outstanding as of December 31, 2015, (b) the amount of performance shares outstanding as of December 31, 2015 that are expected to be earned prorated for the length of service completed as of December 31, 2015 for termination without cause or for good reason or all performance shares outstanding for termination without cause or for good reason within 12 months following a change of control and (c) the closing market price of a share of our common stock as reported on the NASDAQ Global Market on December 31, 2015, which was $20.61 per share. The compensation amount for the unvested stock options is calculated by multiplying the amount of unvested stock options outstanding times the difference between the closing market price and the exercise or strike price of the option. The compensation amount for the unvested restricted stock is calculated by multiplying the number of shares of unvested restricted stock times the closing market price. The compensation amount for the unvested performance shares for termination without cause or for good reason is calculated by multiplying the unvested performance shares by the closing price and then multiplying that amount by the percentage earned (number of months the executive worked from date of grant to date of termination divided by the number of months in the vesting period for the performance shares). The compensation amount for unvested performance shares for termination without cause or for good reason within 12 months following a change of control is calculated by multiplying the unvested performance shares by the market closing price on the date of termination.
(7)	On December 31, 2015, Ms. Johnson was not yet eligible to participate in the SMIP and was not eligible to receive the health insurance portion of welfare benefits.

Mr. Evans left the Company on October 19, 2015. His employment agreement provided for severance benefits consisting of an aggregate cash payment of $1,176,060, representing severance and health insurance. In addition, the vestings of 14,270 shares of restricted stock and 8,772 non-qualified stock options held by Mr. Evans were accelerated in connection with his termination, per the terms of his award agreements. Mr. Evans will also receive a pro-rata share of any performance shares earned at the end of the performance periods, based on the number of whole months he was employed during the performance periods, per his performance shares award agreements.

PROPOSAL NO. 2. ADVISORY RESOLUTION TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required under Section 14A of the Exchange Act, we are asking stockholders to approve an advisory resolution on the compensation of our named executive officers as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has designed our executive compensation program to align each named executive officer’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain the named executive officers who are crucial to our success. We urge stockholders to read the “Compensation Discussion and Analysis” and the related tables and narratives, which describe in more detail how our named executive officer compensation policies and procedures operate and how they achieve our compensation objectives. All of this information provides detailed discussion and analysis of the compensation of our named executive officers including the following:

•	We pay for performance. We align executive compensation with short-term and long-term Company-wide, business unit and individual performance. Generally, we target about half of our named executive officer compensation as performance-based compensation. In fiscal 2015, we did not meet our target performance goals for financial performance, resulting in below-target cash incentive and performance share payouts to our executive officers.
•	We have compensation practices that ensure leadership, decision-making and actions that are aligned with our short- and long-term goals without taking inappropriate or unnecessary risks. The practices are discussed in detail in the “Compensation Discussion and Analysis” and include:
•	We have stock ownership guidelines for directors and executive officers;
•	We have a long-standing insider trading policy, which prohibits, among other activities, the pledging of and hedging transactions with respect to our common stock;
•	We offer limited executive officer perquisites; and
•	We periodically review the risk profile of our compensation programs and have significant risk mitigators, such as limits on incentive awards, stock holding requirements and clawback provisions.
•	The Compensation Committee acts prudently in making decisions. All members of the Compensation Committee are independent directors. The Compensation Committee has established a thorough process for the review and approval of compensation program design, practices and amounts awarded to our executive officers. The Compensation Committee engaged and received advice from an independent, third-party compensation consultant, and, using that advice, selected a peer group of companies to compare to our named executive officers’ compensation.

We ask our stockholders to participate annually in this review and indicate their support for our named executive officer compensation set forth in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. We are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosures.”

The Say-on-Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we expect to consider our stockholders’ concerns and the Compensation Committee will evaluate whether any compensation actions are necessary to address those concerns.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE
ADVISORY RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE
COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION

AUDIT COMMITTEE MATTERS

The Board established the standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that all of the Audit Committee members are independent within the meaning of the Nasdaq’s listing standards and Rule 10A-3 of the Exchange Act. The Board has also determined that all committee members are financially literate within the meaning of the Nasdaq rules and that Mr. Patterson is an “audit committee financial expert” within the meaning of SEC regulations. None of the Audit Committee members have participated in the preparation of our financial statements during the past three years.

The Board values the integrity of MYR Group’s financial statements and internal controls. The Audit Committee is responsible for assisting the Board in monitoring the integrity of MYR Group’s financial statements, MYR Group’s compliance with legal and regulatory requirements and the independence and performance of MYR Group’s internal and external auditors. To represent and assist the Board in its oversight of the Company’s financial statements and under our charter the Audit Committee performs, among other tasks, the following duties:

•	review of the audit plans and findings of our independent registered public accounting firm and our internal audit staff, as well as the results of regulatory examinations and tracking management’s corrective action plans where necessary;
•	review of our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;
•	review of our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and
•	annual appointment of our independent registered public accounting firm, evaluation of its independence and performance and setting clear hiring policies for employees or former employees of the independent registered public accounting firm.

The Audit Committee established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company. The Audit Committee encourages employees and outsiders to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, you should call the Company’s fraud hotline number at 1-800-461-9330. All complaints received are confidential and anonymous and will be retained for the Company’s records. At least annually, the Audit Committee reviews the Company’s disclosure controls and procedures and its charter. During this review, the Audit Committee is able to analyze its responsibilities and progress as well as ensure that these documents comply with current regulatory requirements.

Pre-Approval Policies

Consistent with the requirements of the SEC and the U.S. Public Company Accounting Oversight Board (“PCAOB”) regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established procedures to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before we engage the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting.

Independent Auditors’ Fees

MYR Group’s financial statements for the year ended December 31, 2015 were audited by EY, an independent registered public accounting firm. Aggregate fees paid for professional services rendered by our independent auditors, EY, for 2015 and 2014, were as follows:

	2015	2014
Audit Fees	$724,947	$737,574
Audit-Related Fees	—	—
Tax Fees	60,000	55,000
All Other Fees	—	—
Total	$784,947	$792,574

In the above table, in accordance with the SEC rules, “Audit Fees” are fees that we paid to EY for the audit of our annual financial statements included in the 2015 Form 10-K, review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting. “Tax Fees” are fees for tax compliance, tax advice and tax planning.

Audit Committee Report for the Year Ended December 31, 2015 to our Stockholders:

As part of our activities, we reviewed and discussed MYR Group’s audited financial statements with management. Additionally, we received EY’s written disclosures and a letter dated March 3, 2016, as required by the applicable requirements of the PCAOB, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and have discussed with EY its independence. We also reviewed and discussed with EY the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees), as adopted by the PCAOB in Rule 3200T. Based upon this review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our 2015 Form 10-K.

Audit Committee:	William D. Patterson, Chair Jack L. Alexander Henry W. Fayne Kenneth M. Hartwick Maurice E. Moore

The information contained in the above Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except to the extent that MYR Group specifically incorporates it by reference in such filing.

PROPOSAL NO. 3. RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the selection, retention, termination and oversight of our independent auditors. EY, an independent registered public accounting firm, has served as our independent auditors since 2010.

The Audit Committee appointed EY as our independent auditors for the fiscal year ending December 31, 2016. The Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the appointment of EY as our independent auditors. The Board and the Audit Committee are not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for such rejection. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent auditor at any time.

We expect that representatives of EY will be present at the Annual Meeting and that they will have an opportunity to respond to appropriate questions from stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM.

OTHER MATTERS THAT MAY BE PRESENTED AT THE ANNUAL MEETING

Neither the Board nor management knows of any business, other than that described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the meeting, your proxy authorizes the persons named as proxies to vote on such matters in accordance with the Board’s recommendation or, if no recommendation is given, in accordance with the proxies’ best judgment.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of MYR Group common stock beneficially owned (as defined in accordance with Rule 13d-3 under the Exchange Act) as of February 24, 2016 by each director and executive officer named in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. None of the common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Common Stock	Restricted Stock(1)	Options and Phantom Stock(2)	Total Beneficial Ownership	Percentage
Named Executive Officers and Directors
William A. Koertner	239,048	43,960	233,637	516,645	2.7%
Betty R. Johnson	12,382	8,861	8,000	29,243	*
Tod M. Cooper	5,713	14,761	17,624	38,098	*
Gerald B. Engen, Jr.	53,047	13,330	67,665	134,042	*
Richard S. Swartz, Jr.	31,508	22,955	71,791	126,254	*
Jack L. Alexander	9,250	5,068	8,000	22,318	*
Larry F. Altenbaumer	11,387	5,068	8,000	24,455	*
Henry W. Fayne	8,967	5,068	8,000	22,035	*
Kenneth M. Hartwick	—	—	1,902	1,902	*
Gary R. Johnson	12,560	5,068	8,000	25,628	*
Donald C.I. Lucky	—	—	1,902	1,902	*
Maurice E. Moore	11,848	5,068	—	16,916	*
William D. Patterson(3)	9,067	5,068	8,000	22,135	*
All executive officers and directors as a group (13 persons)	408,581	145,051	498,884	1,052,516	5.4%

*	Percentage less than 1% of outstanding common stock.
(1)	The shares of restricted stock belonging to William A. Koertner, Betty R. Johnson, Tod M. Cooper, Gerald B. Engen, Jr. and Richard S. Swartz, Jr. vest as disclosed in the “Outstanding Equity Awards at 2015 Fiscal Year End” table. The shares of restricted stock belonging to Jack L. Alexander, Larry F. Altenbaumer, Henry W. Fayne, Gary R. Johnson, Maurice E. Moore and William D. Patterson vest ratably over a three-year period from the date of grant and, for restricted stock that was granted in 2014 and 2015, vesting is accelerated when the director leaves the Board.
(2)	This column reflects shares of common stock that may be acquired within 60 days of February 24, 2016 by the exercise of stock options held by the executive officer or director and the vesting of phantom stock units held by Mr. Hartwick and Mr. Lucky. Mr. Hartwick and Mr. Lucky’s phantom stock units vest ratably over a three-year period from the date of grant or when the director leaves the Board.
(3)	Common stock includes 386 shares in a trust in which Mr. Patterson is a beneficiary.

The following table displays information about persons we know to be the beneficial owners of 5% or more of our issued and outstanding common stock as of December 31, 2015:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Stock
BlackRock, Inc. 55 East 52nd St. New York, NY 10022	2,156,648	(1)	10.4%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	1,654,992	(2)	8.0%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	1,435,280	(3)	6.9%

(1)	Based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 8, 2016. BlackRock stated in its 13G/A filing that, of the 2,156,648 shares beneficially owned as of December 31, 2015, it has sole voting power with respect to 2,100,292 shares and sole dispositive power with respect to 2,156,648 shares.
(2)	Based on the Schedule 13G/A filed by Royce & Associates, LLC with the SEC on January 19, 2016. Royce & Associates stated in its 13G/A filing that it had sole power to vote and dispose of all the reported shares.
(3)	Based on the Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 9, 2016. Dimensional Fund Advisors LP stated in its 13G filing that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. Dimensional has sole voting power as to 1,376,085 shares and sole dispositive power as to 1,435,280 shares. Dimensional disclaims beneficial ownership of all such shares.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy solicitation materials?

We are providing you these materials in connection with the Board’s solicitation of proxies to be voted at our 2016 Annual Meeting. These materials provide information regarding the voting procedures and the matters to be voted on at the Annual Meeting. We began distributing these materials on or around March [  ], 2016, to all stockholders entitled to vote at the Annual Meeting. These materials are also available on our website at www.myrgroup.com.

In addition, copies of the 2015 Annual Report to Stockholders or this Proxy Statement will be sent free of charge to any stockholder who sends a written request to Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008 or by calling 303-853-7621.

Who is entitled to vote at the Annual Meeting?

The Board established March 1, 2016, as the record date (the “Record Date”) for the Annual Meeting. Stockholders owning our common stock at the close of business on the Record Date are entitled to receive notice of the Annual Meeting and vote their shares at the Annual Meeting. At the close of business on the Record Date, 19,415,086 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Has the Company been notified that a stockholder intends to propose its own director nominees at the meeting in opposition to the Board’s nominees?

Yes. Engine Capital has notified MYR Group that it intends to nominate three nominees for election as directors at the Annual Meeting in opposition to the Board’s recommended nominees. The Board does not endorse the election of any of Engine Capital’s nominees.

You may receive solicitation materials from Engine Capital or its affiliates, including a proxy statement and a [color] proxy card. We are not responsible for the accuracy of any information provided by or related to Engine Capital or the nominees contained in solicitation materials filed or disseminated by or on behalf of Engine Capital or any other statements of Engine Capital. The Board strongly urges you not to sign or return any proxy card sent to you by or on behalf of Engine Capital.

The Board unanimously recommends that you vote FOR the election of each of our director nominees on the enclosed WHITE proxy card.

What should I do if I receive a [color] proxy card from Engine Capital?

The Board urges you NOT to sign or return any [color] proxy card sent to you by or on behalf of Engine Capital. Voting against Engine Capital’s nominees on its proxy card is not the same as voting for the Board’s nominees, because a subsequent vote against Engine Capital’s nominees on its [color] proxy card will revoke any previous proxy card submitted by you.

If you have previously voted using the [color] proxy card sent to you by or on behalf of Engine Capital, you can change your vote by executing and returning the enclosed WHITE proxy card. Only the latest dated proxy you submit will be counted. If you have any questions or need assistance voting, please contact our proxy solicitor, Morrow & Co., LLC, toll free at 1-800-662-5200 or by email at myrteam@morrowco.com.

What vote is required to approve each proposal?

As a result of Engine Capital’s intention to nominate three alternative director nominees at the Annual Meeting, assuming such nominees are in fact proposed for election at the Annual Meeting, the number of director nominees will exceed the number of directors to be elected. Accordingly, directors will be elected on a plurality basis, and you may vote FOR or WITHHOLD with respect to each of the director nominees. The three director nominees with the most FOR votes will be elected.

You may vote FOR, AGAINST, or ABSTAIN with respect to the advisory resolution to approve the compensation of the Company’s named executive officers and the ratification of the appointment of our independent registered public accounting firm. In order to be approved, each of these two proposals requires the affirmative FOR vote of a majority of those shares present (either in person or represented by proxy) and entitled to vote on those proposals. Any ABSTAIN vote will have the same effect as a vote AGAINST a matter.

What effect do broker non-votes have on the proposals?

A broker is entitled to vote shares held for a beneficial holder on “routine” matters without instructions from the beneficial holder of those shares. On the other hand, absent instructions from the beneficial holders of such shares, a broker will not be entitled to vote shares held for a beneficial holder on “non-routine” proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. As a result of Engine Capital’s stated intention to nominate director nominees in opposition to the Board’s director nominees, all proposals at the Annual Meeting are considered “non-routine” and therefore, if you do not instruct your broker as to how to vote on a proposal, the broker may not exercise discretion to vote for or against such proposal. We strongly encourage you to instruct your bank or broker on how you would like to vote so your vote can be counted on all proposals.

How will my shares be voted?

Your shares will be voted as you direct if you vote by signing and returning the enclosed WHITE proxy card. If you sign and return the enclosed WHITE proxy card but do not specify how you would like your shares voted, they will be voted in accordance with the Board’s recommendations on all matters or, if no recommendation is given, in accordance with the proxies’ best judgment.

What is the quorum requirement?

A quorum of stockholders is necessary to validly hold the Annual Meeting. A quorum will be present if at least a majority of our outstanding shares on the Record Date are represented at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes (i.e., when a stockholder does not provide voting instructions to their broker or nominee) will count for purposes of determining whether a quorum exists.

Can I change my vote?

If you would like to change your vote after submitting your proxy and prior to the Annual Meeting, you can revoke your proxy and change your proxy instructions by (a) signing and submitting another proxy card with a later date or (b) voting at the Annual Meeting. Alternatively, you may provide a written statement of your intention to revoke your proxy to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008. If your shares are held in street name (i.e., your shares are held in an account through your broker), you should contact your bank or broker for specific instructions on how to change your vote.

What if I wish to attend the Annual Meeting?

Attendance at the meeting is limited to the Company’s stockholders and its invited guests. If you hold shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker (i.e., in “street-name”), you will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification.

Even if you wish to attend the Annual Meeting, we urge you to cast your vote using the enclosed WHITE proxy card as soon as possible. If you choose to vote in person at the Annual Meeting, it will revoke any previous proxy submitted. If you hold your shares in street-name and wish to vote in person at the meeting, you must provide a legal proxy obtained from your bank or broker.

Who will bear the cost of soliciting votes for the Annual Meeting?

MYR Group bears the cost of soliciting your vote. In addition to mailing these proxy materials, our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities. We may enlist the help of banks and brokerage houses in soliciting proxies from their customers and reimburse the banks and brokerage houses for related out-of-pocket expenses. As a result of the proxy contest conducted by Engine Capital, MYR Group has retained Morrow & Co., LLC (“Morrow”) at an estimated cost not to exceed $[    ], plus customary costs and expenses, to aid in the solicitation of proxies for the Annual Meeting. We expect that Morrow will engage approximately [    ] employees to assist us in connection with soliciting proxies. Also as a result of the proxy contest conducted by Engine Capital, MYR Group’s aggregate expenses related to the solicitation of shareholders (including expenses relating to the retention of Morrow, but excluding the amount normally expended for a solicitation for an election of directors in the absence of a contest and salaries and wages of regular employees and officers) are expected to be approximately $[    ], of which approximately $[    ] has been incurred to date.

I received only one set of proxy materials. Is it possible to obtain duplicates?

Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own shares of our common stock in an account at the same broker, bank or other nominee, we delivered a single Notice of Meeting or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Stockholders who participate in householding will continue to receive separate voting instruction forms. We will deliver promptly, upon written or oral request, a separate copy of the Notice of Meeting or set of proxy materials to a stockholder at a shared address to which a single copy of the materials was delivered. A stockholder who wishes to receive a separate copy of the Notice or proxy materials for the Annual Meeting should submit this request by contacting Morrow & Co., LLC by email at myrteam@morrowco.com, in writing at 470 West Avenue, 3rd Floor, Stamford, CT 06902 or by calling 1-800-662-5200. If you would like to opt out of householding, please contact your broker, bank or other nominee. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and who wish to receive a single copy of these materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

If you are a registered stockholder, we sent you and each registered stockholder at your address separate Notices or sets of proxy materials.

Who counts the vote?

As the appointed independent tabulator, IVS Associates, Inc. will receive the proxies and tabulate the votes cast. IVS Associates, Inc. will act as the independent inspector of election and will certify the results. Your vote will not be disclosed to our directors, officers or employees, except (a) as necessary to meet legal requirements and to assert or defend claims for or against us; (b) in the case of a contested proxy solicitation; (c) if you provide a comment with your proxy or otherwise communicate your vote to us or (d) as necessary to allow the independent inspector of election to certify the results.

How do I find out the voting results?

Voting results will be included in a current Form 8-K to be filed with the SEC after the 2016 Annual Meeting. This Form 8-K will also be available on our website at www.myrgroup.com.

May I ask questions at the Annual Meeting?

Yes. As a stockholder, during the voting, you may, in accordance with the rules, regulations and procedures prescribed by the Chairman of the Annual Meeting for the conduct of the Annual Meeting, ask questions and make remarks related to the matters being voted on. The Chairman of the Annual Meeting will entertain stockholders’ questions and comments of a general nature following the voting that are submitted in accordance with the rules, regulations and procedures prescribed by the Chairman of the Annual Meeting for the conduct of the Annual Meeting.

2017 ANNUAL MEETING OF STOCKHOLDERS

Stockholder Proposals and Nominations for the 2017 Annual Meeting

Under our By-Laws, a stockholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of stockholders by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days of such anniversary, we must receive stockholder proposal submissions no later than the close of business on the 10 th day following the earlier of the day on which notice of the date of the meeting was mailed or other public disclosure was made. Accordingly, to be considered at the 2017 Annual Meeting of Stockholders, we must receive a stockholder’s written notice of nomination or proposal on or after December 29, 2016 and not later than January 28, 2017.

Under SEC Rule 14a-8, a stockholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of stockholders by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of our proxy statement for the previous year’s annual meeting. If we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we print and send our proxy materials for the annual meeting. Accordingly, to be considered for inclusion in our 2017 proxy statement, we must receive a stockholder’s submission of a proposal on or before November 15, 2016.

Stockholder proposals must be sent to our Corporate Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008. For additional information about the stockholder proposal submission process, please see our By-Laws which are available on the Investor Relations page of our website at www.myrgroup.com, under “Corporate Governance.”

2015 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2015 are included in our 2015 Form 10-K, which we will make available to stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are posted on our website at www.myrgroup.com, and are available from the SEC at its website at www.sec.gov. If you do not have access to the Internet or have not received a copy of our Annual Report, you may request a copy of it without charge by writing to our Corporate Secretary, at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008.

By Order of the Board of Directors
March 15, 2016	Gerald B. Engen, Jr. Senior Vice President, Chief Legal Officer and Secretary

APPENDIX I

Information Regarding Participants in MYR Group’s Solicitation of Proxies

The following disclosure sets forth the name and business address of our directors and director nominees recommended by our Board, and the name, present principal occupation and business address of our officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be participants in our solicitation of proxies from MYR Group stockholders in connection with the 2016 Annual Meeting of Stockholders.

Directors and Nominees

The principal occupations of our directors and director nominees recommended by our Board who are considered participants in our solicitation of proxies are set forth under the heading “Proposal No. 1. Election of Directors” beginning on page 8 of this Proxy Statement. The names of each of our directors and director nominees are set forth below, and the business address for all of our directors and director nominees is c/o MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008.

Name
Jack L. Alexander
Larry F. Altenbaumer
Henry W. Fayne
Kenneth M. Hartwick
Gary R. Johnson
William A. Koertner
Donald C.I. Lucky
Maurice E. Moore
William D. Patterson

Officers and Employees

The principal occupations of our officers and employees who are considered participants in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with MYR Group, and the business address for each person is MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008.

Name	Principal Occupation
William A. Koertner	Chairman, President and Chief Executive Officer
Betty R. Johnson	Senior Vice President, Chief Financial Officer, and Treasurer
Tod M. Cooper	Senior Vice President
Gerald B. Engen, Jr.	Senior Vice President, Chief Legal Officer and Secretary
Richard S. Swartz, Jr.	Senior Vice President and Chief Operating Officer

Information Regarding Ownership of MYR Group Securities by Participants

The number of shares of the Company’s common stock held as of February 24, 2016 by each of the participants listed in this Appendix I under “Directors and Nominees” and “Officers and Employees” is set forth under the heading “Ownership of Equity Securities” beginning on page 58 of this Proxy Statement. No participant owns of record any of the securities of the Company that such participant does not own beneficially.

Information Regarding Transactions in MYR Group Securities by Participants

The following table sets forth information regarding purchases and sales of MYR Group securities by each of the participants listed in this Appendix I under “Directors and Nominees” and “Officers and Employees” during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans, and none of the purchase price or market value of those securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Shares of Common Stock Purchased or Sold (February 24, 2014 – February 24, 2016)
Name	Transaction Date	# Shares	Transaction Description
Jack L. Alexander	May 1, 2014	2,552	Acquisition — Shares of restricted stock awarded under the LTIP
	April 30, 2015	2,557	Acquisition — Shares of restricted stock awarded under the LTIP
Larry F. Altenbaumer	March 23, 2014	(343)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2014	(248)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 25, 2014	(243)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	May 1, 2014	2,552	Acquisition — Restricted stock awarded under the LTIP
	May 1, 2014	893	Acquisition — Shares received in lieu of cash for annual retainer fee for service on Company’s Board of Directors
	March 23, 2015	(328)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 25, 2015	(233)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	April 30, 2015	2,557	Acquisition — Restricted stock awarded under the LTIP
	May 1, 2015	(244)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
Henry W. Fayne	May 1, 2014	2,552	Acquisition — Shares of restricted stock awarded under the LTIP
	April 30, 2015	2,557	Acquisition — Shares of restricted stock awarded under the LTIP
Kenneth M. Hartwick	July 30, 2015	1,902	Acquisition — Phantom Stock Units awarded under the LTIP and will convert into 634 shares of Company common stock on each of July 30, 2016, July 30, 2017 and July 30, 2018
Gary R. Johnson	May 1, 2014	2,552	Acquisition — Shares of restricted stock awarded under the LTIP
	May 1, 2014	744	Acquisition — Shares received in lieu of cash for annual retainer fee for service on Company’s Board of Directors
	March 23, 2015	(286)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 25, 2015	(202)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	April 30, 2015	2,557	Acquisition — Shares of restricted stock awarded under the LTIP
	April 30, 2015	972	Acquisition — Shares received in lieu of cash for annual retainer fee for service on Company’s Board of Directors
	May 1, 2015	(212)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
William A. Koertner	March 23, 2014	(1,611)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2014	(2,530)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2014	16,747	Acquisition — Shares of restricted stock awarded under the LTIP
	March 25, 2014	(1,521)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	April 11, 2014	10,000	Acquisition — Non-Qualified Stock Options awarded and converted to Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013

Shares of Common Stock Purchased or Sold (February 24, 2014 – February 24, 2016)
Name	Transaction Date	# Shares	Transaction Description
	April 11, 2014	(10,000)	Disposition — Sale of Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013
	May 13, 2014	20,000	Acquisition — Non-Qualified Stock Options awarded and converted to Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013
	May 13, 2014	(10,000)	Disposition — Sale of Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013
	May 13, 2014	(10,000)	Disposition — Sale of Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013
	July 3, 2014	10,000	Acquisition — Non-Qualified Stock Options awarded and converted to Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013
	July 3, 2014	(10,000)	Disposition — Sale of Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013
	December 29, 2014	100	Acquisition — Non-Qualified Stock Options awarded and converted to Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013
	December 29, 2014	(100)	Disposition — Sale of Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013
	February 19, 2015	28,031	Acquisition — Shares of common stock received upon vesting of performance share awards for the period from January 1, 2012 through December 31, 2014
	February 19, 2015	(8,782)	Disposition — Shares of common stock withheld to cover taxes associated with the vesting of performance shares
	March 12, 2015	19,000	Acquisition — Non-Qualified Stock Options awarded and converted to Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013
	March 12, 2015	(9,900)	Disposition — Sale of Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013
	March 12, 2015	(10,000)	Disposition — Sale of Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013
	March 23, 2015	15,000	Acquisition — Non-Qualified Stock Options awarded and converted to Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013
	March 23, 2015	(15,000)	Disposition — Sale of Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013
	March 23, 2015	(1,568)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2015	(5,012)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2015	13,726	Acquisition — Shares of restricted stock awarded under the LTIP
	March 25, 2015	(1,481)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 25, 2015	15,000	Acquisition — Non-Qualified Stock Options awarded and converted to Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013
	March 25, 2015	(15,000)	Disposition — Sale of Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013
	March 26, 2015	19,732	Acquisition — Non-Qualified Stock Options awarded and converted to Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013
	March 26, 2015	(19,732)	Disposition — Sale of Common Stock pursuant to 10b5-1 trading plan adopted on May 24, 2013
	February 18, 2016	14,815	Acquisition — Shares of common stock received upon vesting of performance share awards for the period from January 1, 2012 through December 31, 2014

Shares of Common Stock Purchased or Sold (February 24, 2014 – February 24, 2016)
Name	Transaction Date	# Shares	Transaction Description
	February 18, 2016	(4,659)	Disposition — Shares of common stock withheld to cover taxes associated with the vesting of performance shares
Donald C.I. Lucky	July 30, 2015	1,902	Acquisition — Phantom Stock Units awarded under the LTIP and will convert into 634 shares of Company common stock on each of July 30, 2016, July 30, 2017 and July 30, 2018
Maurice E. Moore	May 1, 2014	2,552	Acquisition — Shares of restricted stock awarded under the LTIP
	August 11, 2014	2,000	Acquisition — Purchase of Common Stock
	April 30, 2015	2,557	Acquisition — Shares of restricted stock awarded under the LTIP
William D. Patterson	March 23, 2014	(354)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2014	(256)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 25, 2014	(251)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	May 1, 2014	2,552	Acquisition — Shares of restricted stock awarded under the LTIP
	July 7, 2015	68	Acquisition — Indirect Holdings as co-trustee of Laurie Keeley CRUT
	March 23, 2015	(358)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 25, 2015	(254)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	April 30, 2015	2,557	Acquisition — Shares of restricted stock awarded under the LTIP
	May 1, 2015	(266)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
Betty R. Johnson	March 23, 2014	(343)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2014	(248)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 25, 2014	(243)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	May 1, 2014	2,552	Acquisition — Shares of restricted stock awarded under the LTIP
	March 23, 2015	(328)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 25, 2015	(233)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	April 30, 2015	2,557	Acquisition — Shares of restricted stock awarded under the LTIP
	May 1, 2015	(244)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	October 19, 2015	8,861	Acquisition — Shares of restricted stock awarded under the LTIP
Tod M. Cooper	March 23, 2014	(94)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2014	(109)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2014	3,640	Acquisition — Restricted stock awarded under the LTIP
	March 25, 2014	(66)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	February 19, 2015	2,355	Acquisition — Shares of common stock received upon vesting of performance share awards for the period from January 1, 2012 through December 31, 2014
	February 19, 2015	(896)	Disposition — Shares of common stock withheld to cover taxes associated with the vesting of performance shares
	March 23, 2015	(94)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2015	(510)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP

Shares of Common Stock Purchased or Sold (February 24, 2014 – February 24, 2016)
Name	Transaction Date	# Shares	Transaction Description
	March 24, 2015	4,310	Acquisition — Restricted stock awarded under the LTIP
	March 25, 2015	(67)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	February 18, 2016	925	Acquisition — Shares of common stock received upon vesting of performance share awards for the period from January 1, 2013 through December 31, 2015
	February 18, 2016	(355)	Disposition — Shares of common stock withheld to cover taxes associated with the vesting of performance shares
Gerald B. Engen, Jr.	March 23, 2014	(316)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2014	(538)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2014	5,517	Acquisition — Shares of restricted stock awarded under the LTIP
	March 25, 2014	(259)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	February 19, 2015	8,098	Acquisition — Shares of common stock received upon vesting of performance share awards for the period from January 1, 2012 through December 31, 2014
	February 19, 2015	(2,719)	Disposition — Shares of common stock withheld to cover taxes associated with the vesting of performance shares
	March 23, 2015	(317)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2015	(1,126)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2015	4,522	Acquisition — Shares of restricted stock awarded under the LTIP
	March 25, 2015	(259)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	December 8, 2015	10,894	Acquisition — Non-Qualified Stock Options awarded and converted to Common Stock
	February 18, 2016	3,703	Acquisition — Shares of common stock received upon vesting of performance share awards for the period from January 1, 2013 through December 31, 2015
	February 18, 2016	(1,362)	Disposition — Shares of common stock withheld to cover taxes associated with the vesting of performance shares
Richard S. Swartz, Jr.	March 23, 2014	(365)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2014	(574)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2014	6,941	Acquisition — Shares of restricted stock awarded under the LTIP
	March 25, 2014	(302)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	November 10, 2014	11,265	Acquisition — Non-Qualified Stock Options awarded and converted to Common Stock pursuant to a Rule 10b5-1 trading plan adopted on June 9, 2014
	November 10, 2014	(11,265)	Disposition — Sale of Common Stock pursuant to a Rule 10b5-1 trading plan adopted on June 9, 2014
	December 23, 2014	313	Acquisition — Non-Qualified Stock Options awarded and converted to Common Stock pursuant to a Rule 10b5-1 trading plan adopted on June 9, 2014
	December 23, 2014	(313)	Disposition — Sale of Common Stock pursuant to Rule 10b5-1 trading plan adopted on June 9, 2014
	February 19, 2015	9,342	Acquisition — Shares of common stock received upon vesting of performance share awards for the period from January 1, 2012 through December 31, 2014
	February 19, 2015	(3,108)	Disposition — Shares of common stock withheld to cover taxes associated with the vesting of performance shares

Shares of Common Stock Purchased or Sold (February 24, 2014 – February 24, 2016)
Name	Transaction Date	# Shares	Transaction Description
	March 12, 2015	11,577	Acquisition — Non-Qualified Stock Options awarded and converted to Common Stock pursuant to a Rule 10b5-1 trading plan adopted on June 9, 2014
	March 12, 2015	(11,577)	Disposition — Sale of Common Stock pursuant to Rule 10b5-1 trading plan adopted on June 9, 2014
	March 23, 2015	(365)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2015	(1,636)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	March 24, 2015	5,689	Acquisition — Shares of restricted stock awarded under the LTIP
	March 25, 2015	(440)	Disposition — Shares withheld to cover taxes associated with the vesting of restricted stock issued under the LTIP
	February 18, 2016	4,321	Acquisition — Shares of common stock received upon vesting of performance share awards for the period from January 1, 2013 through December 31, 2015
	February 18, 2016	(1,540)	Disposition — Shares of common stock withheld to cover taxes associated with the vesting of performance shares

Miscellaneous Information Concerning Participants

William D. Patterson is a co-trustee and beneficiary of the Laurie Keeley CRUT, which holds 386 shares of the Company’s common stock. In addition, Mr. Patterson is a co-trustee of the Robert S. Keeley CRUT, which holds 386 shares of the Company’s common stock. The principal address for each of the Laurie Keeley CRUT and the Robert S. Keeley CRUT is c/o The Northern Trust Company, 6320 Venture Drive, Suite 100, Bradenton, Florida 34205.

Except as described in this Appendix I or otherwise disclosed elsewhere in this Proxy Statement, to MYR Group’s knowledge:

•	Other than the change in control arrangements with our named executive officers, which are described in this Proxy Statement, no participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of MYR Group, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.
•	No associate of any participant owns beneficially, directly or indirectly, any securities of MYR Group.
•	No participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of MYR Group.
•	No participant or any associate of any participant is a party to any transaction, since the beginning of MYR Group’s last fiscal year, or any currently proposed transaction, in which (i) MYR Group was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any participant or any related person thereof had or will have a direct or indirect material interest.
•	No participant or any associate of a participant has any arrangement or understanding with any person (i) with respect to any future employment by MYR Group or its affiliates or (ii) with respect to any future transactions to which MYR Group or any of its affiliates will or may be a party.

PRELIMINARY COPY

W H I T E P R O X Y

MYR GROUP INC.
REVOCABLE PROXY FOR THE MYR GROUP INC.
2016 ANNUAL MEETING OF STOCKHOLDERS ON APRIL 28, 2016
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of MYR Group Inc. (the "Corporation") hereby appoints William A. Koertner, Gerald B. Engen, Jr. and Betty R. Johnson (the "Proxies"), and each of them, with the full power of substitution to vote all shares of the Corporation which the undersigned is entitled to vote at the 2016 Annual Meeting of Stockholders of the Corporation to be held at the DoubleTree Hotel, 75 W. Algonquin Rd., Arlington Heights, IL 60005, on Thursday, April 28, 2016 at 9:00 a.m. local time, or at any postponements or adjournments thereof, with all the powers the undersigned would possess, as if the undersigned was present personally at the Annual Meeting or any postponements or adjournments thereof, upon the proposals on the reverse side and on such other matters as may properly come before the Annual Meeting. This proxy revokes all prior proxies given by the undersigned stockholder.

(Continued and to be signed on the reverse side.)

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

The Board of Directors of
MYR GROUP INC.
Cordially invites you to attend the
2016 Annual Meeting of Stockholders
Thursday, April 28, 2016
9:00 a.m. Local Time
The DoubleTree Hotel
75 W. Algonquin Rd.
Arlington Heights, IL 60005

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

PRELIMINARY WHITE PROXY CARD

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL NOMINEES NAMED IN ITEM 1 AND "FOR" ITEMS 2 AND 3.

PROPOSAL NO. 1 ELECTION OF THREE CLASS III DIRECTORS, EACH TO SERVE A TERM OF THREE YEARS.

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See Instructions below)

NOMINEES:
LARRY F. ALTENBAUMER
WILLIAM A. KOERTNER
WILLIAM D. PATTERSON

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and write the name of each nominee you wish to withhold on the line above.

The shares represented by this proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted "FOR" each of the nominees named in Item 1 and "FOR" Items 2 and 3 in accordance with the recommendation of the Board of Directors.

The Proxies are hereby authorized to vote in accordance with their best judgment on any other matter that may properly come before the Annual Meeting or any postponements or adjournment thereof.

IMPORTANT In order that there may be a proper representation at the meeting, we urge you to sign, date and mail the proxy card even if you plan on attending the Annual Meeting. If you are present in person you may, if you wish, vote personally on all matters properly brought before the meeting.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Date: ______________________________, 2016

____
Please Sign Here

____
Please Sign Here

____
Title

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

PRELIMINARY COPY

ANNUAL MEETING OF STOCKHOLDERS OF
MYR GROUP INC.

April 28, 2016

WHITE PROXY CARD

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
The MYR Group Inc. Notice of Annual Meeting, Proxy Statement, and Annual Report to Stockholders are available at http://investor.myrgroup.com/annuals.cfm.

Please sign, date and mail your white proxy card in the envelope provided as soon as possible.